UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DSW Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DSW INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
June 5, 2013
AND
PROXY STATEMENT
IMPORTANT
If you received a copy of the proxy card by mail, please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100
April 17, 2013
To Our Shareholders:
The 2013 Annual Meeting of Shareholders of DSW Inc. will be held at 810 DSW Drive, Columbus, Ohio on June 5, 2013, at 11:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect four Class III directors, each to serve until the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To elect one Class II director to serve until the 2015 Annual Meeting of Shareholders and until his successor is duly elected and qualified;

3.	To hold an advisory vote relating to the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only the holders of record of Class A and Class B Common Shares at the close of business on April 8, 2013, our record date for the Annual Meeting, are entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote for each share of Class A common stock held as of the record date, and eight votes for each share of Class B common stock held as of the record date.

By Order of the Board of Directors

William L. Jordan
Secretary

YOUR VOTE IS IMPORTANT
If you received a copy of the proxy card by mail, you are urged to date, sign and promptly return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Voting your shares by the proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

i

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100

PROXY STATEMENT

This proxy is being solicited on behalf of our Board of Directors for use at our 2013 Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Savings Time, on Wednesday, June 5, 2013, and any postponements or adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at our corporate office, 810 DSW Drive, Columbus, Ohio. This proxy statement, including the Notice of Meeting and our Annual Report on Form 10-K for the fiscal year ended February 2, 2013 (“fiscal 2012”), is being made available electronically on or about April 17, 2013.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials, at no charge. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice of Internet Availability. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice of Internet Availability.

We have two classes of securities outstanding and entitled to vote at the Annual Meeting, our Class A Common Shares, no par value, and our Class B Common Shares, no par value. Only shareholders of record at the close of business on April 8, 2013, our record date for the Annual Meeting, are entitled to notice of and to vote at the meeting or any adjournments thereof. The total number of outstanding Class A Common Shares entitled to vote at the meeting is 35,822,220 and the total number of Class B Common Shares entitled to vote at the meeting is 9,033,203. Each outstanding Class A Common Share is entitled to one vote with respect to each matter to be voted on at the meeting and each outstanding Class B Common Share is entitled to eight votes with respect to each matter to be voted on at the meeting. Class A Common Shares and Class B Common Shares vote together as a single class with respect to all matters submitted to a vote of shareholders.

Without affecting any vote previously taken, a proxy may be revoked by a shareholder by giving a written notice of revocation to us in writing (attention: William L. Jordan, Secretary). A shareholder may also change his or her vote by executing and returning to us a later-dated proxy or by giving notice of revocation in person at the meeting.

All properly executed proxies received by the Board of Directors will be voted as directed by the shareholder. All properly executed proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election as Class III directors of the nominees listed below under “Proposal 1 - Election of Class III Directors,” “FOR” the election as a Class II director of the nominee listed below under “Proposal 2 - Election of a Class II Director,” “FOR” the approval of the compensation paid to our named executive officers under “Proposal 3 - Advisory Vote on the Compensation Paid to Named Executive Officers,” and in the discretion of the proxies, on any other business properly brought before the Annual Meeting.

The presence, in person or by proxy, of a majority of the outstanding Common Shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the broker may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, such as the election of directors and the advisory vote on executive compensation, brokers cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

Solicitation of proxies may be made by mail, personal interview and telephone by our officers, directors and regular employees, and by the employees of our transfer agent, Computershare. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Certain Beneficial Owners
The following table sets forth information with respect to the only persons known to us to own beneficially more than five percent of our outstanding Class A or Class B Common Shares as of March 15, 2013, unless as otherwise specified:

	Number of Shares Beneficially Owned				Percentage of Shares Beneficially Owned		Percentage of Combined Voting Power of All Classes of Common Stock
Name and beneficial owner	Class A		Class B		Class A	Class B
Jay L. Schottenstein
4300 East Fifth Avenue
Columbus, Ohio 43219	9,188,780	(2)	9,020,180	(1)(2)	20.4%	99.9%	66.8%
Schottenstein RVI, LLC
4300 East Fifth Avenue
Columbus, Ohio 43219	4,291,995	(2)	4,291,995	(1)(2)	10.7%	47.5%	31.8%
Capital World Investors
333 South Hope Street
Los Angeles, CA 90071	3,185,000	(3)	—		8.9%	—	3.0%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	1,774,758	(4)	—		5.0%	—	1.6%
FMR LLC
82 Devonshire Street
Boston, Massachusetts 02109	4,403,171	(5)	—		12.3%	—	4.1%
Ann Deshe
16047 Collins Ave., Apt. 1104
Sunny Isles Beach, FL 33060	2,791,684	(6)	2,662,129	(1)(6)	7.3%	29.5%	19.8%
Susan Diamond
9701 Collins Ave., Unit 18035
Bal Harbour, FL 33154	2,109,051	(7)	1,984,051	(1)(7)	5.6%	22.0%	14.8%
Wells Fargo & Company
420 Montgomery Street
San Francisco, CA 94104	2,730,348	(8)	—		7.6%	—	2.5%
_____________________________________

(1)	Class B Common Shares of DSW are exchangeable into a like number of Class A Common Shares.

(2)
Mr. Schottenstein beneficially owns 9,188,780 Class A Common Shares of DSW in the aggregate. This includes (i) 13,050 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose, and (ii) 155,450 Class A Common Shares that Mr. Schottenstein has a right to purchase within sixty days of March 15, 2013.

Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time: (i) 71,905 Class B Common Shares held by Mr. Schottenstein directly, (ii) 293,092 Class B Common Shares held by Schottenstein SEI, LLC (SSEI), (iii) 4,363,188 Class B Common Shares held by Ann S. Deshe, Susan S. Diamond, their spouses, and certain of their lineal descendants and affiliates (the Deshe/Diamond Affiliates), of which Mr. Schottenstein has sole voting power pursuant to a voting agreement with the Deshe/Diamond Affiliates and other parties thereto (the Deshe/Diamond Voting Agreement) (iv) 4,291,995 Class B Common Shares held by Schottenstein RVI, LLC (Schottenstein RVI) (Mr. Schottenstein is manager of Schottenstein RVI).

(3)
Capital World Investors, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and a division of Capital Research and Management Company (CRMC), is deemed to be the beneficial owner of 3,185,000 Class A Common Shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors holds more than five percent of the outstanding Class A Common Shares of DSW, Inc. as of December 31, 2012 on behalf of SMALLCAP World Fund, Inc. Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013.

(4)
The Vanguard Group, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,774,758 Class A Common Shares. Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2013.

(5)
Fidelity Management & Research Company (Fidelity), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,207,811 Class A Common Shares, or 11.7% of the Class A Common Shares outstanding, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Capital Appreciation Fund, amounted to 2,587,105 Class A Common Shares, or 7.2% of the Class A Common Shares outstanding. The ownership of another investment company, Pyramis Global Advisors, LLC, amounted to 63,571 Class A Common Shares. The ownership of another investment company, Pyramis Global Advisors Trust Company, amounted to 131,759 Class A Common Shares. The ownership of another investment company, Strategic Advisers, Inc., amounted to 30 Class A Common Shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of 4,207,811 Class A Common Shares. Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013.

(6)
Ms. Deshe beneficially owns 2,791,684 Class A Common Shares of DSW in the aggregate. This includes (i) 25,000 shares held by each of the Jerome Schottenstein 2011 Subchapter S Trust No. 4, the Jerome Schottenstein 2011 Subchapter S Trust No. 5, the Jerome Schottenstein 2011 Subchapter S Trust No. 6, and the Jerome Schottenstein 2011 Subchapter S Trust No. 7, respectively, and (ii) 29,555 Class A common shares held by the Deshe Family Foundation, over which Ms. Deshe has voting power.

Also included in the aggregate number of Class A Common Shares that Ms. Deshe beneficially owns are 2,662,129 Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis, subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Deshe/Diamond Voting Agreement. These shares include, as trustee: (i) 559,636 Class B shares held by each of the Jerome Schottenstein 2011 Subchapter S Trust No. 8 and the Jerome Schottenstein 2011 Subchapter S Trust No. 9, respectively, (ii) 27,748 Class B common shares held by the Jillian Leigh Diamond 1987 Subchapter S Trust and (iii) 498,081 Class B common shares held by the Saul Schottenstein 2002 Trust No. 2. Based upon information known to the issuer and contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013.

(7)
Ms. Diamond beneficially owns 2,109,051 Class A Common Shares of DSW in the aggregate. This includes (i) 25,000 shares held by each of the Jerome Schottenstein 2011 Subchapter S Trust No. 4, the Jerome Schottenstein 2011 Subchapter S Trust No. 5, the Jerome Schottenstein 2011 Subchapter S Trust No. 6, and the Jerome Schottenstein 2011 Subchapter S Trust No. 7, respectively, and (ii) 25,000 Class A common shares held by the Diamond Family Foundation, over which Ms. Diamond holds voting and dispositive power as trustee.

Also included in the aggregate number of Class A Common Shares that Ms. Diamond beneficially owns are 1,984,051 Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis, subject to a right of first offer in favor of Jay L. Schottenstein granted pursuant to the terms of the Deshe/Diamond Voting Agreement. These shares include, as trustee, dispositive power over: (i) 235,949 Class B common shares held by each of the Jerome Schottenstein 2011 Subchapter S Trust No. 4, Jerome Schottenstein 2011 Subchapter S Trust No. 5, Jerome Schottenstein 2011 Subchapter S Trust No. 6, and the Jerome Schottenstein 2011 Subchapter S Trust No. 7, respectively, (ii) 548,013 Class B common shares held by the Saul Schottenstein 2002 Trust No. 3, (iii) 458,108 Class B common shares held by the Susan Schottenstein Deshe 1983 Subchapter S Trust, and (iv) 34,134 Class B common shares held by The Jacob Diamond 1998 Irrevocable Trust, which are not subject to the right of first offer. Based upon information known to the issuer and contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013.

(8)
Wells Fargo & Company, a parent holding company, is the beneficial owner of 2,730,348 Class A Common Shares on a consolidated basis. The ownership of Wells Capital Management Incorporated, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, amounted to 2,289,541 Class A Common Shares, or 6.4% of the Class A Common Shares outstanding. The ownership of Wells Fargo Funds Management, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, amounted to 1,773,537 Class A Common Shares, or 5.0% of the

Class A Common Shares outstanding. Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on March 29, 2013.
The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the Securities and Exchange Commission.
Security Ownership of Management
The following table sets forth, as of March 15, 2013, information with respect to our Class A and Class B Common Shares owned beneficially by each director and director nominee individually, by the executive officers named in the Summary Compensation Table of this proxy statement and by all directors and executive officers as a group:

	Number of Shares Beneficially Owned(1)(2)		Percentage of Shares Beneficially Owned(3)		Percentage of Combined Voting Power of All Classes of Common Shares
Name	Class A	Class B	Class A	Class B
Henry L. Aaron	23,827	—	*	—	*
Elaine J. Eisenman	20,313	—	*	—	*
Deborah L. Ferrée	297,775	—	*	—	*
Carolee Friedlander	30,209	—	*	—	*
Joanna T. Lau	19,108	—	*	—	*
Michael R. MacDonald	154,625	—	*	—	*
Philip B. Miller	40,220	—	*	—	*
Harris Mustafa	41,493	—	*	—	*
James O'Donnell	11,341	—	*	—	*
Douglas J. Probst	165,844	—	*	—	*
Jay L. Schottenstein (4)	9,188,780	9,020,180	20.4%	99.9%	66.8%
Joseph Schottenstein	—	—	*	—	*
Harvey L. Sonnenberg	30,760	—	*	—	*
Allan J. Tanenbaum	40,766	—	*	—	*
All directors and executive officers as a group (17 persons)	10,287,495	9,020,180	22.4%	99.9%	67.3%
_________________________________________
*    Represents less than 1% of outstanding Common Shares.
(1)The Class B Common Shares are exchangeable into a like number of Class A Common Shares of DSW.
(2)Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed.

Includes the following number of DSW Class A Common Shares as to which the named person has the right to acquire beneficial ownership upon (i) the exercise of stock options exercisable within 60 days of March 15, 2013, (ii) payment of vested deferred share units on a one-for-one basis upon retirement from the DSW Board of Directors, and (iii) payment upon the vesting of restricted share units on a one-for-one basis to officers within 60 days of March 15, 2013.

Beneficial Owner	Stock Options Exercisable within 60 days of March 15, 2013	Share Units Vesting within 60 days of March 15, 2013
Henry L. Aaron	—	4,196
Elaine J. Eisenman	—	20,313
Deborah L. Ferrée	262,218	16,500
Carolee Friedlander	—	25,295
Joanna T. Lau	—	19,108
Michael R. MacDonald	56,097	—
Philip B. Miller	—	27,820
Harris Mustafa	25,712	6,601
James O'Donnell	—	1,341
Douglas J. Probst	148,596	8,797
Jay L. Schottenstein	155,450	—
Joseph Schottenstein	—	—
Harvey L. Sonnenberg	—	23,148
Allan J. Tanenbaum	—	36,287
All directors and executive officers as a group (17 persons)	839,517	207,008

(3)
The percent is based upon 35,822,220 DSW Class A Common Shares and 9,033,203 DSW Class B Common Shares outstanding on March 15, 2013, plus the number of shares a person has the right to acquire within 60 days of March 15, 2013.

(4)	Includes 13,050 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose.

Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time: (i) 71,905 Class B Common Shares held by Mr. Schottenstein directly, (ii) 293,092 Class B Common Shares held by SSEI, (iii) 4,363,188 Class B Common Shares held by the Deshe/Diamond Affiliates as to which Mr. Schottenstein has the sole power to vote pursuant to the Deshe/Diamond Voting Agreement, and (iv) 4,291,995 Class B Common Shares held by Schottenstein RVI (Mr. Schottenstein is manager of Schottenstein RVI).

The information with respect to beneficial ownership is based upon information furnished by each director, director nominee or executive officer, or information contained in filings made with the Securities and Exchange Commission.

PROPOSALS 1 AND 2 — ELECTION OF DIRECTORS
Our Board of Directors currently consists of eleven members and is divided into three classes, designated Class I, Class II and Class III. The members of the three classes are elected to serve for staggered terms of three years. Pursuant to Section 2.02 of our Code of Regulations, the number of directors constituting each class will, as nearly as practicable, be equal.
At the Annual Meeting, five directors are nominated for election, four as Class III directors with a term to expire in 2016 and one as a Class II director with a term to expire in 2015. Each of the nominees for director currently serves as a director of the Company.
The names and ages of the “Nominees” and the “Continuing Directors,” their principal occupations during the past five years, and certain other information are listed below.

Nominees for Class III Directors for Term to Expire in 2016:

Name	Age	Our Directors and Their Positions with Us/ Principal Occupations / Business Experience	Director Since
Henry L. Aaron*	79	Mr. Aaron presently serves as Senior Vice President of the Atlanta National League Baseball Club, Inc., a professional sports organization, as Chairman of 755 Restaurant Corp., a quick service restaurant company, and as director of Medallion Financial Corp., a specialty finance company, along with a number of other private business interests. Mr. Aaron has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service on the Retail Ventures board from 2000 to May 2011.	2011
Elaine J. Eisenman*	63
Dr. Eisenman has served as Dean of Babson Executive Education since October 2005, the division of Babson College focused on providing education, consulting and applied research in innovation and leadership to corporations, executives, and educational and institutional non-profit enterprises. Dr. Eisenman also is responsible for the management of the Babson Executive Conference Center and serves as the Chairperson of the Compensation Committee of Harvard Vanguard Medical Associates. Prior to that, Dr. Eisenman served as Senior Vice President — Human Resources and Administration of The Children’s Place Retail Stores, Inc. since September 2003. Dr. Eisenman has also held senior executive positions at American Express, Enhance Financial Services Co. and private companies such as PDI International, a global consulting firm. With a background in human resources, Dr. Eisenman brings valuable experience in executive compensation and succession planning to our Board and Compensation Committee.
			2008
Joanna T. Lau*	53
Ms. Lau currently serves as CEO of Lau Technologies, an executive consulting and investment company focused on providing debt and equity financing and consulting to mid-range companies. Ms. Lau founded Lau Technologies in 1990 and has been responsible for managing all aspects of the company from financing growth to the quality of the performance of the products previously sold by the company. Ms. Lau held leadership positions with Digital Equipment Corporation and General Electric before founding Lau Technologies. Ms. Lau is a member of the Board of Directors of ITT Education Services (NYSE: ESI) since 2003 and currently serves on the Audit Committee of ESI. Ms. Lau served as a director of TD Banknorth, Inc. until July 2007. Ms. Lau brings a strong background in technology and executive leadership to our Board.
			2008
Joseph A. Schottenstein	32	Mr. Schottenstein currently serves as a member of the Board and Executive Vice President of Acquisitions and Leasing at Schottenstein Property Group (SPG), a privately-held company that develops big box, community and neighborhood shopping centers in the United States. Mr. Schottenstein has been with SPG since 2003, having served as the Vice President of Leasing at SPG from 2008 through 2010. From June 2004 to 2006, Mr. Schottenstein served as the Co-Manager of Indigo Nation, LLC, a specialty denim retailer. Mr. Schottenstein brings an expertise in real estate development to our Board.	2012

Nominee for Class II Director for Term to Expire in 2015:

Name	Age	Our Directors and Their Positions with Us/ Principal Occupations / Business Experience	Director Since
James O'Donnell	72
Mr. O'Donnell was the Chief Executive Officer of American Eagle Outfitters Inc., a clothing and accessories retailer based in Pittsburgh, Pennsylvania, from 2002 through 2012. He also served as the company's Chief Operating Officer and was a member of the Board of Directors from December 2000 until January 2012. Prior to his time at American Eagle Outfitters, Mr. O'Donnell held senior executive positions at public and private companies including Lyte, Inc., a retail technology services company, Colmen Capital Advisors, Inc., Computer Aided Systems, Inc., and The Gap, Inc. He was a member of the Board of Directors of The Gap from 1987 to 1992. Today Mr. O'Donnell also serves on the Villanova Board of Trustees. Mr. O'Donnell brings to the Board his extensive knowledge of the retail industry and excellent leadership experience attained from his successful track record as CEO and director of other retail companies.

			2012
Continuing Class I Directors for Term to Expire in 2014:

Name	Age	Our Directors and Their Positions with Us/ Principal Occupations / Business Experience	Director Since
Carolee Friedlander*	71
Ms. Friedlander serves as a founder and CEO of AccessCircles, a by-invitation global community of women providing connectivity, knowledge and information in the areas of health and wellness, financial expertise and life balance. Ms. Friedlander has held that position since August 2004. From July 2001 to August 2004, Ms. Friedlander served as Senior Vice President of Retail Brand Alliance, Inc., and as President and Chief Executive Officer of Carolee Designs, Inc., a subsidiary of Retail Brand Alliance. Prior to that, Ms. Friedlander served as President and Chief Executive Officer of Carolee Designs, a fashion accessory company she founded in 1973 and sold to Retail Brand Alliance in July 2001. Ms. Friedlander’s long term service as a CEO of a retail company brings strong leadership experience and in-depth knowledge of marketing and merchandising to our Board.
			2005
Harvey L. Sonnenberg*	71
Mr. Sonnenberg was a partner in the certified public accounting firm, Weiser, LLP from 1994 to 2009, and currently serves as a Senior Director to that firm. Mr. Sonnenberg has been active in a number of professional organizations, including the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants, and has long been involved in rendering audit and advisory services to the retail, apparel, and consumer products industries. Mr. Sonnenberg is a certified public accountant and was the partner-in-charge of his firm’s Sarbanes-Oxley and Corporate Governance practice. Mr. Sonnenberg was a director of Retail Ventures from 2001 until May 2011. Mr. Sonnenberg’s strong accounting background, particularly in the retail industry, brings accounting and related financial management experience to the Board.
			2005
Allan J. Tanenbaum*	66
Mr. Tanenbaum has been General Counsel and Managing Partner of Equicorp Partners, LLC, an Atlanta-based private investment and advisory firm, since January 2006. From February 2001 to December 31, 2005, Mr. Tanenbaum served as Senior Vice President, General Counsel and Corporate Secretary for AFC Enterprises, Inc., a franchisor and operator of quick-service restaurants. From June 1996 to February 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta, Georgia law firm, where he represented corporate clients in connection with mergers and acquisitions and other commercial transactions. With Mr. Tanenbaum’s legal background and services as a general counsel of a public company, Mr. Tanenbaum brings valuable board governance experience to our Board.
			2005

Continuing Class II Directors for Term to Expire in 2015:

Name	Age	Our Directors and Their Positions with Us/ Principal Occupations / Business Experience	Director Since
Jay L. Schottenstein	58
Mr. Schottenstein has served as our Executive Chairman of the Board of Directors since March 2005. Mr. Schottenstein previously served as our Chief Executive Officer from March 2005 to April 2009. Mr. Schottenstein currently serves as Chairman of the Board of Directors of Schottenstein Realty LLC. He has been Chairman of the Board of Directors of American Eagle Outfitters, Inc. and SSC since March 1992, was Chairman of the Board of Directors of Retail Ventures, Inc. from March 1992 until May 2011, and was Chief Executive Officer of Retail Ventures from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served in various executive capacities at SSC since 1976. Mr. Schottenstein has been a director of American Eagle Outfitters, Inc. (NYSE: AEO) since 1992, and was a director of Retail Ventures, Inc. from 1992 until May 2011. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC. Mr. Schottenstein’s extensive experience as a chairman and CEO of numerous companies brings strong leadership skills to our Board. Additionally, Mr. Schottenstein’s tenure with DSW provides the Board with a strong background in the shoe industry.
			2005
Michael R. MacDonald	61
Mr. MacDonald has served as our President and Chief Executive Officer since April 2009. Prior to joining DSW, Mr. MacDonald served as Chairman and Chief Executive Officer of Shopko Stores, a retail company, from May 2006 to March 2009. Prior to that time, Mr. MacDonald held executive positions at Saks Incorporated from 1998 to 2006, most recently as Chairman and Chief Executive Officer of the Northern Department Stores Group for six years. Prior to serving in that capacity, Mr. MacDonald held executive positions at Carson Pirie Scott, including the position of Chairman and Chief Executive Officer. Mr. MacDonald has served as a member of the Board of Directors of Ulta Salon, Cosmetics & Fragrance, Inc. (Nasdaq: Ulta) since 2012. With over 30 years of business experience in all phases of retail, including managing merchandising, marketing, stores, operations and finance functions, Mr. MacDonald brings strong leadership abilities and in-depth retail knowledge to our Board.
			2009
Philip B. Miller*	74
Mr. Miller is the President of Philip B. Miller Associates, a consulting firm, and an Operating Director of Tri-Artisan Capital Partners, a privately held merchant bank, and has held those positions since July 2001. Mr. Miller also serves on the Board of Directors of St. John Knits, a position he has held since December 2002. Mr. Miller served on the Board of Directors of Kellwood until January 2008. Mr. Miller served as Chairman and Chief Executive Officer of Saks Fifth Avenue, Inc. from 1993 until January 2000 and continued as Chairman of that company until July 2001. From 1983 to 1990, Mr. Miller served as Chairman and Chief Executive Officer of Marshall Fields, Inc. Mr. Miller brings to the Board extensive experience in executive leadership and retail merchandising.
			2005
_________________________________________

*	Independent Directors under New York Stock Exchange Rules and our Corporate Governance Principles. .

Unless otherwise directed, the persons named in the proxy will vote the proxies FOR the election of the above-named nominees as directors. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other person or persons as may be designated by the directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director.

Under Ohio law and our Code of Regulations, the nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy. A broker non-vote will have the same effect as a withhold and, therefore, will not affect the outcome of the vote.

Your Board of Directors unanimously recommends a vote "FOR" each of the director nominees named above.

EXECUTIVE OFFICERS
The following persons are our executive officers. Our officers are elected annually by our Board and serve at the pleasure of the Board.
Jay L. Schottenstein, age 58, serves as our Executive Chairman of the Board of Directors. Mr. Schottenstein was appointed as our Chief Executive Officer in March 2005 and served in that role until April 2009. He became a director of DSW in March 2005. Mr. Schottenstein currently serves as Chairman of the Board of Directors of Schottenstein Realty LLC. He has been Chairman of the Board of Directors of Retail Ventures (until May 2011), American Eagle Outfitters, Inc. and SSC since March 1992 and was Chief Executive Officer of Retail Ventures from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served in various executive capacities at SSC since 1976. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC.
Michael R. MacDonald, age 61, has served as our President and Chief Executive Officer since April 2009. Prior to joining DSW, Mr. MacDonald served as Chairman and Chief Executive Officer of Shopko Stores, a retail company, from May 2006 to March 2009. Prior to that time, Mr. MacDonald held executive positions at Saks Incorporated from 1998 to 2006, most recently as Chairman and Chief Executive Officer of the Northern Department Stores Group for six years. Prior to serving in that capacity, Mr. MacDonald held executive positions at Carson Pirie Scott, including the position of Chairman and Chief Executive Officer. Mr. MacDonald has served as a member of the Board of Directors of Ulta Salon, Cosmetics & Fragrance, Inc. (Nasdaq: Ulta) since 2012.
Deborah L. Ferrée, age 59, has served as our Vice Chairman and Chief Merchandising Officer since January 2006. Ms. Ferrée joined us in November 1997. She served as our President and Chief Merchandising Officer from November 2004 until January 2006. From March 2002 until November 2004, she served as Executive Vice President and Chief Merchandising Officer. Prior to that, she served as Senior Vice President of Merchandising beginning in September 2000, and Vice President of Merchandising beginning in October 1997. Prior to joining us, Ms. Ferrée worked in the retail industry for more than 30 years in various positions, including serving as Divisional Merchandising Manager of Shoes, Accessories and Intimate Apparel for Harris Department Store, women’s buyer for Ross Stores and Divisional Merchandise Manager of the May Company.
William L. Jordan, age 41, serves as our Executive Vice President, General Counsel and Secretary, a position he has held since March 2009. From May 2008 to March 2009 he was our Senior Vice President, General Counsel and Secretary. In January 2006, Mr. Jordan joined us as our Vice President, General Counsel and Secretary. Prior to joining us he served as Corporate Counsel for Lancaster Colony Corporation since 2005, and was with the firm of Porter, Wright, Morris & Arthur LLP in Columbus, Ohio, from 1997 to 2005 where he specialized in Corporate Securities and Mergers & Acquisitions law.
Carrie McDermott, age 47, has served as our Executive Vice President, Stores and Operations since March 2011. Previously, Ms. McDermott served as our Senior Vice President, Stores and Operations since joining DSW in February 2007. From October 2002 to November 2005, she served as the President and Chief Executive Officer of Cooper’s, Inc. Ms. McDermott also held various positions within Gap, Inc., including Vice President, Central Zone from April 2000 to October 2002, Zone Operations Manager from August 1998 to April 2000, and Regional Manager from March 1997 to August 1998. Ms. McDermott has over 25 years of experience working in the retail industry.
Harris Mustafa, age 59, serves as our Executive Vice President, Supply Chain and Merchandise Planning and Allocation. Prior to joining us in July 2006, Mr. Mustafa served as Executive Vice President, Private Brand and Product Development from August 2004 to June 2006 at Saks Department Store Group. Prior to serving in that capacity, he served as their Senior Vice President, Planning and Operations, Private Brand Group from October 2003 to August 2004. From May 2002 to March 2003, Mr. Mustafa served as Senior Vice President Business Planning for Williams-Sonoma, Inc. Prior to serving in that capacity, Mr. Mustafa served in various executive positions at Payless ShoeSource, Inc. from 1987 to 2001.
Douglas J. Probst, age 48, serves as our Executive Vice President and Chief Financial Officer. Mr. Probst joined DSW in March 2005. From April 1990 to February 2005, he held various positions with Too Inc., (now part of Ascena Retail Group, Inc.), including Vice President of Finance and Controller from May 2004 to February 2005, Vice President of Finance from October 2003 to May 2004 and Vice President of Financial Analysis and Store Control from December 1999 to October 2003. From 1986 to 1990, he was in the practice of public accounting with KPMG. Mr. Probst is a certified public accountant (inactive).
Derek Ungless, age 64, serves as our Executive Vice President and Chief Marketing Officer, a position he has held since June 2005. From April 2002 to May 2005, he was Executive Vice President of Marketing for Express, part of Limited Brands. Mr. Ungless was Senior Vice President and Head of Global Brand Design of the Estée Lauder brand, part of Estée Lauder Companies Inc., from September 2000 until November 2001 and was Executive Vice President and Creative Director of Brooks Brothers from October 1997 until September 2000.

OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
General
A total of five meetings of the Board of Directors were held during fiscal 2012. Other than Mr. Aaron, who attended less than 75% of meetings of the Board of Directors, no director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the time in which such director was a member of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during the period such director served as a member of such committee.
Other than Mr. Joseph Schottenstein, who is the son of our Executive Chairman, Mr. Jay Schottenstein, there are no family relationships among our directors and executive officers.
Our Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend our Annual Meeting of Shareholders. Mr. Jay Schottenstein and Mr. MacDonald attended our 2012 Annual Meeting of Shareholders.
Board Leadership Structure
Until the election of Mr. MacDonald as our President and CEO in April 2009, our Chairman, Mr. Schottenstein, held the positions of both Chairman and CEO. Mr. Schottenstein continues to serve as our Chairman. Mr. Schottenstein is not an independent member of the Board.
The Chairman is responsible for developing our agenda for Board meetings and presides at regular sessions of the Board. The Board does not have a lead or presiding director.
The Board of Directors meets in regularly scheduled executive sessions (without management present). The independent members of the Board also meet alone in regularly scheduled executive sessions. The Board of Directors does not have a designated director who leads executive sessions held by the independent directors. The non-management directors alternate as the chair of such executive sessions in alphabetical order by last name.
The Board believes that the current leadership structure, with a separated Chairman and CEO structure, provides the Company with the appropriate leadership structure. The current Board leadership allows the Chairman to focus on Board of Director responsibilities and the CEO to focus on the Company’s administrative and operating functions.
Corporate Governance Principles
In June 2005, the Board of Directors adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations and management oversight. The Corporate Governance Principles were last amended in November 2011. A current copy of our Corporate Governance Principles can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Director Independence
Our director independence standards are set forth in our Corporate Governance Principles. The Corporate Governance Principles provide that a majority of the directors be independent directors. A director will be designated as independent if he or she:

•	has no material relationship with us or our subsidiaries;

•	satisfies the other criteria specified by New York Stock Exchange listing standards;

•	has no business conflict with us or our subsidiaries; and

•	otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors.
During its review of director independence, the Board considered whether there were any transactions or relationships between the Company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). As a result of this review, the Board of Directors has affirmatively determined that the following persons are independent under our independence standards:

Henry L. Aaron
Elaine J. Eisenman
Carolee Friedlander
Joanna T. Lau
Philip B. Miller
Harvey L. Sonnenberg
Allan J. Tanenbaum
Our Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of independent directors as defined under applicable Securities and Exchange Commission rules and the listing standards of the New York Stock Exchange. Our Board of Directors also has a Technology Committee comprised of a mix of independent and non-independent directors.
Board’s Role in the Risk Management Process
Our Board and its committees play an important role in overseeing the identification, assessment and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.
We have adopted the concept of enterprise risk management (“ERM”). The Board charged management with the responsibility of creating an ERM program, which was implemented in fiscal 2010. Our CEO, who reports to our Board of Directors, is the sponsor of the ERM Program. As part of the ERM Program, management provides an annual report to the Board regarding our significant risks and what management is doing to mitigate risk. Management also updates the Board on significant new risks that are identified on a quarterly basis.
Additionally, our Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Audit Committee also reviews periodically with our General Counsel legal matters that may have a material adverse impact on our financial statements, compliance with laws and any material reports received from regulatory agencies. Our Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. Our Nominating and Corporate Governance Committee manages risks associated with corporate governance and business conduct and ethics.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Mr. Tanenbaum (Chair) and Messes. Eisenman and Friedlander, each of whom is independent as discussed above. A current copy of our Nominating and Corporate Governance Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
The Nominating and Corporate Governance Committee met six times during fiscal 2012. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Committee also reviews the Corporate Governance Principles, makes recommendations to the Board with respect to other corporate governance principles applicable to us, and oversees the annual evaluation of the Board and management.
The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Although there are no specific minimum qualifications that a director candidate must possess and the Committee has not adopted a specific policy with regard to the consideration of diversity, potential candidates are identified and evaluated according to the qualification criteria set forth in the Board’s Corporate Governance Principles, including:

•	independence;

•	judgment;

•	skill;

•	diversity;

•	strength of character;

•	age;

•	experience as an executive of, or advisor to, a publicly traded or private organization;

•	experience and skill relative to other Board members;

•	specialized knowledge or experience;

•	service on other boards; and

•	desirability of the candidate’s membership on the Board or any committees of the Board.
In considering diversity, the Nominating and Corporate Governance Committee may take into account various attributes, including background, skill set or viewpoint.
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2014 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than January 1, 2014, to DSW, 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary. Each such submission must include:
As to the nominee:

•	name, age, business address and residence address;

•	principal occupation or employment;

•	the class and number of DSW shares beneficially owned; and

•	any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and
As to the shareholder giving the notice:

•	name and record address; and

•	the class and number of our shares beneficially owned.
Such notice shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.
Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.
Compensation Committee
The members of our Compensation Committee are Messrs. Miller (Chair) and Aaron and Messes. Eisenman and Friedlander. Each member of the Compensation Committee is independent as discussed above. None of the members of the Compensation Committee are present or former officers of our Company, nor are they or any of their affiliates, if any, parties to agreements with us, other than for payments for their service as directors.
A current copy of our Compensation Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Compensation Committee met five times during fiscal 2012. The Compensation Committee’s functions include evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; reviewing and approving the compensation packages of our other executive officers; making recommendations to the Board with respect to our incentive compensation, retirement and other benefit plans; making administrative and compensation decisions under such plans; and recommending to the Board the compensation for non-employee Board members. See the Compensation Discussion and Analysis below for a more complete description of the Compensation Committee’s deliberations and decisions relating to executive compensation, including the Committee’s retention of a compensation consultant and the role of our executive officers in determining executive compensation.
Pursuant to its Charter, the Compensation Committee has the sole authority to retain and terminate the services of any outside compensation consultants to the Committee. During fiscal 2012, the Compensation Committee retained Hay Group to provide advice to the Committee on general program design and best practices as well as to assist the Committee in ensuring officers and directors were competitive with a “Peer Group” of companies, as identified in the Compensation Discussion and Analysis below. Hay Group reported directly to the Committee. Hay Group also provided compensation services to DSW management. The amount of services was not material and DSW paid approximately $12,850 for these services in fiscal 2012. While Hay Group performed the general competitive review, as requested by the Committee, Hay Group did not determine or recommend any amount or form of compensation to the Committee with respect to DSW’s executive officers.
Audit Committee
The members of our Audit Committee are Messrs. Sonnenberg (Chair), Miller, and Tanenbaum and Ms. Lau. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable Securities and Exchange Commission rules and listing standards of the New York Stock Exchange. The Board has also determined that our Audit Committee’s Chairman, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 407(d)(5) of Regulation S-K.
A current copy of our Audit Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Audit Committee met twelve times during fiscal 2012. The purpose of our Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	performance of our internal audit function and independent auditor.
The Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting.
No member of the Audit Committee is currently serving on the audit committees of more than three public companies.
Technology Committee
The members of our Technology Committee are Ms. Lau (Chair) and Messrs. O'Donnell and Sonnenberg. A current copy of our Technology Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Technology Committee met four times during fiscal 2012. The purpose of the Technology Committee is to ensure that technology endeavors are effectively managed and that technology performance meets the following objectives:

•	aligns with our business strategy;

•	enables the business to maximize benefits technology can provide;

•	resources are used responsibly; and

•	risks are managed appropriately.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who are beneficial owners of more than ten percent of our Common Shares (“reporting persons”) to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. We assist our directors and executive officers in completing and filing those reports. Based upon a review of those reports furnished to us and representations of our directors and executive officers, we believe that all filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with during the last completed fiscal year, except for the following, which were filed one day late due to an administrative error: (i) Form 4s relating to our annual equity grant for Messrs. MacDonald, Jay Schottenstein, Probst, Jordan, Mustafa, Ungless, and Messes. Ferree and McDermott, and (ii) Form 4s related to the vesting of restricted stock units for Messrs. Markfield and Tannenbaum.
Code of Ethics and Corporate Governance Information
We have adopted a code of ethics that applies to all our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to senior financial officers. Additionally, the Board of Directors has adopted a

Director Code of Conduct applicable to our Board members. These codes of ethics, designated by us as the “Code of Conduct,” the “Code of Ethics for Senior Financial Officers,” and the “Director Code of Conduct,” respectively, can be found on our corporate and investor website at www.dswinc.com and are available in print (without charge) to any shareholder upon request. We intend to disclose any amendment to, or waiver from, any applicable provision of the Code of Conduct, Code of Ethics for Senior Financial Officers, or Director Code of Conduct by posting such information on our corporate and investor website at www.dswinc.com.

AUDIT AND OTHER SERVICE FEES
Our Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The pre-approval policy is designed to assure that the provision of such services does not impair the independence of our independent registered public accounting firm and is summarized below.

•
Delegation — The Audit Committee may delegate pre-approval authority to one or more of its independent members provided that the member(s) to whom such authority is delegated promptly reports any pre-approval decisions to the other Audit Committee members. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•
Audit Services — Annual audit, review and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions or fees resulting from changes in the audit scope requires the Audit Committee’s approval.

•
Other Services — Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•
Tax Services — The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions.

No services were provided by the independent public accountants during fiscal 2012 or fiscal 2011 that were approved by the Audit Committee under Securities and Exchange Commission Regulation S-X Rule 2-01(c)(7)(i)(C) (which addresses certain services considered de minimis and may be approved by the Committee after such services have been performed).
The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP, our independent registered accountants, for each of the last two fiscal years.

	2012	2011
Audit fees	$1,312,000	$1,370,500
Audit-related fees(1)	$99,000	$363,000
Tax fees(1)	—	$94,786
Total	$1,411,000	$1,828,286
_________________________________________

(1)
Audit-related fees for fiscal 2012 relate to services provided in connection to the following: (i) the purchase of the Air Center property, (ii) an amendment to our Form S-3, and (iii) the transaction with Retail Ventures. Audit-related fees and tax fees for fiscal 2011 relate to services provided in connection with the transaction with Retail Ventures.

AUDIT COMMITTEE REPORT
The members of our Audit Committee are Messrs. Sonnenberg (Chair), Miller, and Tanenbaum and Ms. Lau. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable Securities and Exchange Commission rules and listing standards of the New York Stock Exchange. The Board of Directors has also determined that our Audit Committee’s Chairman, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 407(d)(5) of Regulation S-K. Although our Board of Directors has determined that Mr. Sonnenberg is a financial expert as defined under Securities and Exchange Commission rules, his responsibilities are the same as those of other Audit Committee members. The Securities and Exchange Commission has determined that an audit committee financial expert will not be deemed an “expert” for any purpose as a result of being identified as an audit committee financial expert.
The Audit Committee operates under a written charter, which is available on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. Under the charter, the Audit Committee’s responsibilities include:

•
Review of our annual financial statements to be included in our Annual Report on Form 10-K and recommendation to the Board of Directors whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	Review of our quarterly financial statements to be included in our Quarterly Reports on Form 10-Q;

•	Oversight of our relationship with our independent auditors, including:

•	Appointment, termination and oversight of our independent auditors; and

•	Pre-approval of all auditing services and permitted non-audit services by our independent auditors;

•	Oversight of our internal controls;

•	Oversight of the review and response to complaints made to us regarding accounting, internal accounting controls and auditing matters or other compliance matters;

•	Oversight of our internal audit function; and

•	Review and approval of related party transactions.
Our management is responsible for our internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Their audit is performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by our management and our independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with our internal auditors and our independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews our programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at our expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended February 2, 2013. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its report on our annual financial statements.
The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended February 2, 2013 in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee
Harvey L. Sonnenberg, Chair
Joanna T. Lau
Philip B. Miller
Allan J. Tanenbaum

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material compensation decisions and elements for DSW's executive team. As more fully described below, the Compensation Committee of DSW's Board of Directors (the “Committee”) makes all compensation decisions for DSW's executive officers, including the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”):

•	Jay L. Schottenstein - Executive Chairman of the Board;

•	Michael R. MacDonald - President and Chief Executive Officer;

•	Deborah L. Ferrée - Vice Chairman and Chief Merchandising Officer;

•	Douglas J. Probst - Executive Vice President, and Chief Financial Officer; and

•	Harris Mustafa - Executive Vice President, Supply Chain and Merchandise Planning & Allocation.

At DSW, we believe we have assembled an experienced and talented executive team with a proven track record of delivering notable results. Mr. Schottenstein, a seasoned retail industry executive, is our Executive Chairman of the Board and provides strategic guidance and insight to the DSW business. Mr. MacDonald, our CEO, is an accomplished retail executive who provides leadership to DSW's senior executive team. Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, leads our merchandising strategy and oversees a merchant team that is focused on continually delivering a broad assortment of fresh and current merchandise into our stores at price points that appeal to consumers from a broad range of socioeconomic and demographic backgrounds. Mr. Probst, our Chief Financial Officer, provides daily leadership to a finance function that plays a critical role in ensuring the availability of the investment capital necessary to deliver on our growth strategy. Mr. Probst also leads our Affiliated Business Group. Mr. Mustafa leads our supply chain and merchandise planning and allocation functions. We believe that our current senior executive team possesses a proven ability to develop and execute merchandising, customer, real estate and infrastructure strategies. As a result, we believe our compensation program must incentivize and reward their efforts and also serve to keep their services with DSW, thus allowing us to compete in attracting and developing talent to support the continued development and execution of DSW's business strategy.

Executive Summary
Executive Compensation Philosophy & Objectives
The Committee believes that executive compensation arrangements should incorporate an appropriate balance of fixed versus variable compensation–as well as cash-based versus stock-based compensation–and reward performance that is measured against established goals that correspond to our short-term and long-term business plan and objectives.
DSW’s executive compensation program is designed to:

(1)
Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term business success. Specifically, we structure our compensation program to attract and keep executives we believe are critical to the implementation of our business strategy to:

•
Anticipate the desires of our brand, quality and style conscious customers who have a passion for footwear and accessories and provide them with a vast, exciting assortment of in-season styles combined with the convenience and value they desire;

•	Create a distinctive store experience that satisfies both the rational and emotional shopping needs of our customers; and

•
Execute on a growth strategy to increase total net sales through DSW store expansion, positive comparable store sales for DSW stores, increase in sales through leased business partners, and the expansion of dsw.com.

(2)
Reward executives for delivering superior performance. The Committee regularly reviews executive compensation packages to ensure a proper balance between fixed and variable compensation with more of the focus on, and potential reward to the executive for, achievement of short- and long-term performance goals. This was true for 2012 – in aggregate, the Named Executive Officer compensation opportunity consisted of approximately 30% fixed compensation (base salary) and approximately 70% variable compensation (annual cash incentive and long-term equity compensation). The chart below reflects details for the CEO and the other Named

Executive Officers. The Committee believed the balance was appropriate given the current focus and goals of the Company.
Note: May not add to 100% due to rounding

Fixed Compensation	Variable Compensation
Base Salary	Target Annual Cash Incentive
Target Annual Stock Options Value
Target Annual Restricted Stock Units Value

(3)
Create a strong link among the interests of shareholders, DSW's financial performance and the total compensation of executives, and align executive incentives with shareholder value creation. The Committee believes targeting above-median long-term equity award levels (as discussed below) is appropriate for DSW during a growth phase. As a result, the Committee annually awards equity, generally in the form of stock options and restricted stock units, to the Named Executive Officers based, in part, on DSW's financial performance. Such grants strongly align these officers' interests with the interests of our shareholders as each are focused on the same result - long-term value creation.

Fiscal 2012 Performance. In fiscal 2012, DSW delivered record sales and earnings performance. Performance highlights included:

•

•	Total sales of $2.3 billion - the highest in Company history;

•	Opened 39 new stores;

•	Operating income (adjusted to exclude Retail Ventures, Inc. (“RVI”) transaction costs and related expenses) rate of 10.9%; and

•	Net Income (adjusted to exclude RVI transaction costs and related expenses) of $152.2 million - the highest in Company history.

For fiscal 2012, the Committee determined that 100% of each Named Executive Officer’s annual cash incentive compensation award would be based upon DSW’s net income adjusted to exclude RVI transaction costs and related expenses. In February 2012 the Committee established a target threshold performance level for fiscal 2012. Unless otherwise determined by the Committee, all associates who participated in the annual cash incentive plan (including the Named Executive Officers) received cash incentive awards based on the chart below.

Net Income Achievement
$170
$165
$160
$155
$150
$145
$140
$135
$130
Net Income ($M)
$165.9
$162.1
$158.4
$154.8
$151.3
$144.6
$138.2
101% - 200% Payout
50% - 100% Payout
NO PAYOUT WHEN NET INCOME IS BELOW $138.2 MILLION
50%
75%
100%
125%
150%
175%
200%
Payout Level

Executive Compensation Process

Role of the Board of Directors and the Committee. The compensation of the Executive Chairman of the Board is determined by the Board of Directors. The Committee determines the compensation of our Named Executive Officers other than the Executive Chairman of the Board. The Committee did not delegate any of its authority with respect to the compensation of any executive officer for fiscal 2012.

Advisory Vote on the Compensation Paid to Named Executive Officers. At the 2012 annual shareholder meeting, a substantial majority of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Compensation Committee viewed the vote as a strong expression of our shareholders' general satisfaction with the Company's current executive compensation programs. As a result, the Compensation Committee decided it was not necessary to implement changes to our executive compensation programs.

Role of Executive Officers in Compensation Decisions. The Committee makes all compensation decisions for DSW's Named Executive Officers based upon input provided by the Executive Chairman of the Board and certain members of Company management, as discussed under “Elements of DSW's 2012 Executive Compensation Program” below, and the objective market data provided by Hay Group. The Committee can exercise its discretion and modify any recommendations that may be provided by Company management and the independent compensation consultant. Company management does not provide input in determining the compensation of the Chief Executive Officer and the Vice Chairman and Chief Merchandising Officer, which is determined solely by the Compensation Committee with input from the Executive Chairman of the Board and the independent compensation consultant.

Independent Compensation Consultant. The Committee retained Hay Group, a global human resources consulting firm, as its independent compensation consultant for fiscal 2012. Hay Group provides research, market data, survey and proxy information, and design expertise in developing executive and director compensation programs.

Hay Group attended all Committee meetings in fiscal 2012 and advised the Committee on all principal aspects of executive compensation including the competitiveness of program design and award values and specific analyses for the Named

Executive Officers and other executive officers. Hay Group reports directly to the Committee and the Committee may replace the independent compensation consultant or hire additional consultants or advisers at any time.

Hay Group also provides compensation services to Company management.

Setting Executive Compensation. Based on the objectives described above, the Committee has structured DSW's executive compensation programs primarily to motivate executives to achieve the business goals established by DSW and reward executives for meeting business goals, and perhaps more importantly, delivering superior performance as measured against those business goals. For fiscal 2012, the Committee engaged Hay Group to conduct a review of its total compensation program for the Named Executive Officers as well as for other company executives. As requested by the Committee, Hay Group provided the Committee with market data from proprietary databases and publicly available information to consider when making compensation decisions for our Named Executive Officers. While Hay Group was engaged directly by the Committee, Hay Group also provided similar input to Company management to support compensation recommendations and decisions made for Company executives who are not Named Executive Officers.

In making compensation decisions for executive officers in fiscal 2012, including the Named Executive Officers, the Committee compared each officer's compensation against market compensation benchmarks drawn from a peer group of publicly-traded and privately-held retail industry companies (collectively, the “Survey Peer Group”). With input from Hay Group, the Committee ensured the Survey Peer Group generally consisted of retail companies with a focus on specialty retail and fashion similar to DSW. In addition, the Committee ensured the Survey Peer Group included companies against which the Committee believes DSW competes for talent and shareholder investment. The companies included in the Survey Peer Group for fiscal 2012 pay comparisons were:

Abercrombie & Fitch	Aeropostale	American Eagle Outfitters
Ann Inc.	Ascena Retail Group	Big Lots
Bon-Ton Stores	Charming Shoppes	Chico's FAS
Children's Place	Coach	Collective Brands
Dick's Sporting Goods	Express Inc.	Foot Locker
J. Crew	J.C.Penney	Kohl's
Limited Brands	Limited Stores	Macy's
Michael's	New York & Company	Nordstrom
Stage Stores	Talbots	Target
TJX Companies	Ulta

Although DSW's revenue may differ from the median revenue of the Survey Peer Group companies, Hay Group uses proprietary methodologies that allow for pay comparisons for the same job between companies of different sizes.

The pay elements used for comparison purposes are base salary, target total cash compensation (consisting of base salary and annual cash incentive compensation), long-term incentive compensation and target total direct compensation (consisting of target total cash compensation and long-term incentive compensation). Generally, the Committee targets Named Executive Officer pay to fall between the 50th and 75th percentiles of Survey Peer Group data. This pay objective reflects the fact that DSW is a growth company and executives with the skills and experience necessary to deliver contributions that will significantly impact DSW's long-term business success and intended growth pattern command a premium in the marketplace. These objectives also recognize the Committee's expectation that, over the long term, the Company will generate shareholder returns in excess of the average of its Survey Peer Group. Variations to this pay objective may occur as dictated by the experience level of the individual and market factors.

In addition, for Named Executive Officers where comparison data was available in 2012, the Committee also evaluated the actual pay of the Named Executive Officer with pay data drawn from proxy-disclosed pay information for the following publicly-traded companies (collectively, the “Proxy Peer Group”):

Abercrombie & Fitch	Aeropostale	American Eagle Outfitters
Ann Inc.	Ascena Retail Group*	Big Lots
Bon-Ton Stores	Brown Shoe Company	Charming Shoppes
Collective Brands	Dick's Sporting Goods	Express, Inc.*
Finish Line	Limited Brands	New York & Company
Pacific Sunwear	Skechers USA	Stein Mart
Ulta*

* Companies added to replace J.Crew (private in 2011), Timberland (acquired in 2011) and Coach.

For fiscal 2012, the compensation paid to Messrs. Schottenstein, MacDonald, Probst and Mustafa and Ms. Ferrée was reviewed pursuant to the Proxy Peer Group (in addition to the Survey Peer Group above). By looking at this proxy-disclosed information, as reviewed and summarized for the Committee by Hay Group, the Committee was able to analyze the relation between performance and the resulting pay delivered.

Finally, the Committee takes into consideration a review of each Named Executive Officer's compensation relative to the other Named Executive Officers, taking into account each officer's performance and impact on DSW's business results.

Elements of DSW's 2012 Executive Compensation Program

For the fiscal year ended February 2, 2013, the total compensation opportunity for DSW's executives (including the Named Executive Officers) was generally comprised of the following principal components:

•	base salary;

•	performance-based annual cash incentive compensation;

•	long-term equity incentive compensation in the form of service-based stock options and restricted stock units; and

•	retirement savings contributions through both the 401(k) plan and the nonqualified deferred compensation plan.

Base Salary

While the Committee's focus is on variable compensation based on performance, a clear objective of our executive compensation program is to pay a base salary that is competitive with the stated Survey Peer Group and Proxy Peer Group (where applicable) in order to retain our Named Executive Officers. The base salaries of all DSW executives (including the Named Executive Officers) are determined based on job responsibilities and individual contribution, and with reference to the market data provided by the independent compensation consultant. In the case of DSW's executive team, the salary opportunity for a given position is targeted to be between the 50th percentile and the 75th percentile of Survey Peer Group market data for that position.

In March each year, the Committee determines the base salary of each Named Executive Officer for the next year. During its review, the Committee primarily considers:

•	overall DSW financial performance during the prior year;

•	the individual performance of the Named Executive Officer during the prior year;

•	base salary data drawn from the Survey Peer Group and Proxy Peer Group (where applicable) information where available;

•	the target total cash compensation level of the appropriate benchmark position(s) as reflected in Survey Peer Group and Proxy Peer Group (where applicable) data; and

•	if relevant, compensation paid by a previous employer.

The Board of Directors met with Hay Group and reviewed market information related to the pay of the Executive Chairman of the Board. After discussing the market information, the Executive Chairman's role in the DSW business and other relevant factors, the Board of Directors maintained the Executive Chairman's base salary at $650,000 for 2012.

The Executive Chairman of the Board met with the Committee and reviewed the accomplishments and contributions made by Mr. MacDonald and Ms. Ferrée in fiscal 2012. In addition, the Chief Executive Officer reviewed with the Committee the accomplishments and contributions made by each of the Named Executive Officers under his supervision and provided his proposed base salary changes. After (i) discussing the performance of each Named Executive Officer, including overall company performance and progress on key initiatives, and (ii) reviewing the recommendations made by the Executive Chairman of the Board and the Chief Executive Officer, and based upon the Committee's individual review and analysis of compensation paid by Survey Peer Group and Proxy Peer Group (where applicable) companies for the comparable position and any other relevant factors, the Committee approved the following salary changes for 2012:

	2011 Salary	2012 Salary	% Increase
Mr. Schottenstein	$650,000	$650,000	—%
Mr. MacDonald	$1,000,000	$1,050,000	5%
Ms. Ferrée	$935,000	$985,000	5.3%
Mr. Probst	$515,000	$535,000	3.9%
Mr. Mustafa	$593,000	$625,000	5.0%

Performance-Based Annual Cash Incentive Compensation

In May 2009, the DSW Inc. 2005 Cash Incentive Compensation Plan (the “ICP”) was re-approved by DSW's shareholders. The ICP gives the Committee the ability to foster and promote the financial success of the Company and increase shareholder value by providing cash incentives to the Named Executive Officers based on the achievement of specified annual business objectives. The ICP is designed to promote the achievement of annual performance goals and focuses the Named Executive Officers on short-term objectives which ultimately will contribute to the likelihood of achieving long-term business objectives and increase shareholder value. Under the ICP, Named Executive Officers earn annual cash incentives only when pre-established business objectives and targets are achieved. The Company currently has approximately 450 associates who are eligible to receive awards under the ICP. The Named Executive Officers are generally treated the same as all other eligible DSW associates under the ICP.

Generally, in the first quarter of each year, the Committee establishes the performance criteria that will be used to determine incentive compensation awards for the subsequent year. Company associates who participate in the plan have incentive levels that vary based on the individual's position and contribution to business performance. Target award opportunities are established as a percentage of base salary and range from 50% to 100% of base salary for the Named Executive Officers. The target award opportunities, as seen in the table below, are established as a percentage of base salary and range from 50% to 100% of base salary for the Named Executive Officers.

Target Annual Cash Incentive Compensation
As a % of Base Salary

	Threshold Payout	Target Payout	Maximum Payout
Mr. Schottenstein	50%	100%	150%
Mr. MacDonald	50%	100%	200%
Ms. Ferrée	50%	100%	200%
Mr. Probst	40%	80%	160%
Mr. Mustafa	25%	50%	100%

For fiscal 2012, the Committee determined that each Named Executive Officer’s annual cash incentive compensation award would be based upon DSW’s adjusted net income performance as reported in DSW’s financial statements. The Committee believed adjusted net income was the most relevant metric to DSW's existing growth plan and best aligned with the growth objective shared with investors. Additionally, the company reports adjusted net income to investors to provide transparency to all ICP participants.

In February 2012, the Committee established a target threshold performance level for fiscal 2012. Unless otherwise determined by the Committee, all associates who participate in the plan (including the Named Executive Officers) receive:

•	no payment unless the Company achieved adjusted net income of $138.2 million (approximately 91% of the target level established);

•
a payment of at least 50% but less than 100% of the target award opportunity if the Company achieved or exceeded $138.2 million of adjusted net income but did not achieve $151.3 million of adjusted net income (the target level established);

•
a payment of at least 100% but less than 200% of the target award opportunity if the Company achieved or exceeded $151.3 million of adjusted net income but did not achieve $165.9 million of adjusted net income (approximately 110% of the target level established); and

•	a payment of 200% of the target award opportunity if the Company achieved or exceeded $165.9 million of adjusted net income.

In making the annual determination of the minimum, target and maximum levels of performance, the Committee may consider specific circumstances facing the company during the prior and subsequent years. In fiscal 2012, the Committee set the threshold adjusted net income level approximately 1.6% above the prior year actual performance and set the target adjusted net income level equal to approximately 11% growth over the prior year. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is reasonably consistent from year to year.

During 2012, the Committee agreed to consider the impact of the favorable judgment related to a computer hacking insurance claim. While the entire judgment would otherwise have been factored into adjusted net income for bonus purposes, the Committee determined that the the bonus eligible portion of the settlement was a lesser amount - approximately $1.5 million in net income.

DSW’s fiscal 2012 performance, including the bonus eligible portion of the insurance judgment, led to a payout equal to 116.3% of the of the target award for ICP participants, including each of the Named Executive Officers. The bonuses paid to the Named Executive Officers for the fiscal year ending February 2, 2013 are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below.

Long-Term Equity Incentive Compensation

The DSW Inc. 2005 Equity Incentive Plan, as amended (the “Equity Plan”) was originally approved by our shareholders prior to our IPO in 2005 and was subsequently approved by shareholders in 2009. The Equity Plan generally furthers the Committee's objectives to retain its executives as well as build a link between executive compensation and shareholder interests and objectives. All equity awards are granted in respect to DSW's Class A Common Stock.

DSW's executive compensation philosophy generally calls for grants of both service-based stock options and restricted stock units to executives including the Named Executive Officers. As discussed above, in determining the value of annual long-term equity incentive grants for DSW executives, the Committee's overall objective-consistent with the executive compensation philosophy-is to target the combined grant value of stock options and restricted stock units to fall between the 50th and 75th percentile of Survey Peer Group long-term incentive data. The Committee believes targeting above-median long-term incentive levels is appropriate for DSW as it seeks to create a compelling value proposition during a critical growth phase. Furthermore, the Committee believes that an above-median long-term equity incentive target is necessary to attract and retain executives with the skills and experience necessary to deliver contributions that will significantly impact DSW's long-term business success and intended growth pattern.

In addition, long-term equity incentive grants to the Named Executive Officers are based on each individual's (i) scope of job responsibilities, (ii) assessment of past performance and (iii) assessment of potential future contribution.

Historically, the value of long-term equity incentive awards has been delivered to executives 70% in stock options and 30% in restricted stock units. The Committee believes that delivery in this form provides an appropriate incentive to the leadership team to focus on long-term shareholder value creation and, at the same time, provides the Company with the retention value necessary in a competitive labor market.

In determining the conversion of the targeted long-term incentive value into stock options and restricted stock units for 2012, the Company used a growth model that evaluated how the Company's earnings were likely to grow over the applicable vesting period.

Stock Options

Stock options provide executives with financial gain derived from the potential appreciation in the DSW share price between the award's grant date and the date the executive elects to exercise the option. As a result, DSW's long-term financial performance, as reflected in share price appreciation, ultimately determines the value of stock options. Because financial gain from stock options is only possible after the price of DSW common stock has increased, the Company believes grants encourage executives to focus on reasonable behaviors and actions that lead to an increase in the DSW share price, thus benefiting both company associates and shareholders. Generally, stock options vest annually in equal installments over the five years following the grant date.

Restricted Stock Units

Restricted stock units provide the Company with retention value vis-à-vis executives because, generally, they cliff vest 100% at the end of four years. In this way, executives are unable to realize the value of restricted stock units until a significant period of time has passed since the grant date. Additionally, since the restricted stock unit value is tied directly to the market value of DSW common stock, and not exclusively to the increase in the market value of DSW common stock, restricted stock units provide retention value even when the stock price is stable or declining. Thus, the Committee believes that restricted stock units are a key component of the long-term incentive portfolio in that they help retain executives and keep them focused on long-term value creation for shareholders.

In September 2012, DSW declared a special cash dividend of $2.00 per share. Pursuant to the terms of the Equity Plan, restricted stock units outstanding on October 16, 2012 were credited with dividend equivalent units for the special cash dividend. Restricted stock units are also credited with dividend equivalent units for the regular on-going quarterly cash dividend.

2012 Long-Term Equity Incentive Awards for the Named Executive Officers

In March 2012, the Committee granted long-term equity incentive awards to Named Executive Officers as part of the annual performance review process. The Committee considered various alternatives based on input from management and the independent compensation consultant which included different multiples of market competitive long-term incentive values based on Survey Peer Group data. The Committee considered alternative scenarios to effectively balance the delivery of cash and equity to the Named Executive Officers. Based upon the information provided, the Committee determined to deliver to each Named Executive Officer a long-term incentive award with a targeted value consistent with market data for the Survey Peer Group companies. In addition, the Committee determined to deliver the award approximately 70% in stock options and 30% in restricted stock units to each Named Executive Officer. The table below reflects the grants and applicable vesting schedule for each of the grants to the Named Executive Officers.

Name	# of Nonqualified Stock Options*	# of Restricted Stock Units**
Mr. Schottenstein	24,000	4,100
Mr. MacDonald	80,400	14,000
Ms. Ferree	46,500	8,000
Mr. Probst	15,700	2,800
Mr. Mustafa	8,400	1,500

These grants were made on March 27, 2012, and the stock options had an exercise price of $54.92 (before adjustment for the special cash dividend in October 2012).
* Options vest 20% per year.
** Restricted stock units vest 100% on the 4th anniversary of the grant date.

Equity Grant Practices

Under the Equity Plan, the Committee (or the chair of the Committee) approves all equity awards and has not delegated to management the authority to approve equity awards. In August 2011, the Board amended the Equity Plan to give the Chair of the Committee authority to approve equity awards in situations where it is not practical to bring the Committee together for such a purpose. In no circumstances may the Committee delegate duties the Committee is required to discharge under Code §162(m) . The Committee may not grant stock options at a discount to the closing price of DSW common stock on the grant date, nor may the Committee reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. All stock options granted under the Equity Plan have an exercise price that is equal to the closing market price of DSW common stock on the grant date. The grant date is the date of approval by the Committee, or the Chair of the Committee, except in the case of prospective hires who meet the criteria outlined below.

The Committee, or the chair of the Committee, also reviews and considers approval of off-cycle equity awards recommended by management. These off-cycle equity awards reflect commitments made by DSW, subject to approval by the Committee, or the chair of the Committee, and are for current associates (generally in the case of promotion or retention), new hires who have already become employees of DSW or prospective hires who have agreed to a start date with DSW that will occur within the three weeks following approval by the Committee or the chair of the Committee. The grant date for current associates and for new hires who have already become employees of DSW is the date the Committee, or the chair of the Committee, approves the grant. The grant date for prospective hires is their future start date.

In March 2007, the Committee established a methodology to determine the grant date on which annual equity awards would be granted to eligible associates. The Committee determined that the annual equity grant date would be the seventh calendar day following DSW's fiscal year-end earnings release. The Committee does not backdate stock options or grant stock options retroactively. Additionally, the Committee does not coordinate equity grants so that they are made before announcement of favorable information or after announcement of unfavorable information.

401(k) Plan

DSW sponsors a tax-qualified 401(k) plan (the “401(k) Plan”) in which all DSW associates, including the Named Executive Officers (other than Mr. Schottenstein), are eligible to participate. Under the 401(k) Plan, participants are able to contribute up to 50% of their total eligible cash compensation (including base salary and annual cash incentives) on a pre-tax or after-tax basis up to the limits imposed by the Internal Revenue Code. The maximum allowable per participant deferral in 2012 under the Internal Revenue Code was $17,000. DSW provides a 100% match on the first 3% contributed by a participant and an additional 50% match on the next 2% contributed by a participant. Matching contributions are not made by the Company until participants have completed at least one year of service with DSW. In light of the matching contribution for participants, and the Code §401(a)(17) annual compensation limit, the maximum allowable per participant company matching contribution in 2012 was $10,000. Participants choose to invest their account balances from an array of 13 investment alternatives as selected by plan fiduciaries from time to time. A DSW stock fund is not among the investment alternatives available to plan participants. The 401(k) Plan allows for distributions in a lump sum after termination of service. However, loans-and in-service distributions under certain circumstances such as a hardship, attainment of age 59-1/2 or a disability-are permitted.

Nonqualified Deferred Compensation Plan

DSW sponsors a nonqualified retirement plan (the “Nonqualified Plan”) in which Board members and a select group management and other highly compensated associates, including Named Executive Officers, may participate. Under the Nonqualified Plan, Board members may contribute up to 100% of the annual cash retainer paid by DSW (described in detail in the Director Compensation Table on page 37). Eligible DSW associates may contribute up to 80% of their base salary and 90% of their monthly and/or annual bonus on a pre-tax basis. Deferral elections are made annually related to future compensation, in compliance with Internal Revenue Code §409A. DSW does not provide a company matching contribution in the Nonqualified Plan. DSW associates who also participate in the 401(k) plan may earn a 401(k) make-up contribution under the Nonqualified Plan if their contributions to the Nonqualified Plan plan reduce the matching contributions they receive in the 401(k) Plan. Nonqualified Plan balances are tracked on a “bookkeeping basis” in accounts that are credited with deferrals and earnings. In order to maintain the Nonqualified Plan's tax-deferred status, Nonqualified Plan assets are subject to the claims of creditors of DSW Inc. Participants choose to invest their bookkeeping account in an array of 13 investment alternatives that mirror investment alternatives available under the 401(k) Plan. The Nonqualified Plan allows for in-service withdrawals in a lump sum. The Nonqualified Plan also allows for retirement distributions which are permitted as a lump sum, five annual installments or ten annual installments. Distribution elections are made when deferral elections are made in compliance with Code §409A.

Tax Considerations

Code §162(m) limits deductibility of certain compensation paid to the chief executive officer and three other executive officers (exclusive of the Chief Financial Officer) who are the highest paid and employed at fiscal year-end to $1 million per year. The Committee annually considers the impact of Code §162(m) in structuring DSW's executive compensation program. In light of the competitive nature of the market for our executive talent, and our philosophy to pay and reward individual contributions to overall Company performance, the Committee reserves the discretion to reward significant contributions by the Named Executive Officers to building shareholder value, regardless of the tax deductibility limits of Code §162(m).

Termination and Change in Control Arrangements

The Named Executive Officers (other than Mr. Schottenstein) have employment agreements that entitle them to receive certain benefits and payments if their employment terminates in specified separation scenarios. All of the Named Executive Officers are entitled to certain payments or benefits upon a change in control, including acceleration of the vesting of outstanding equity awards pursuant to the Equity Plan, which benefit is available to all Company associates. These arrangements are described under Potential Payments upon Termination and Change in Control below.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and its independent compensation consultant. Based on the Compensation Committee’s review and discussion with management and its independent compensation consultant, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Compensation Committee

Philip B. Miller, Chair
Henry L. Aaron
Elaine J. Eisenman
Carolee Friedlander

COMPENSATION OF MANAGEMENT
The following table summarizes compensation earned by each of the Named Executive Officers during fiscal 2012, fiscal 2011 and fiscal 2010. We follow a 52/53 week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal 2012 consisted of 53 weeks, whereas fiscal 2011 and fiscal 2010 each consisted of 52 weeks.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (See chart below)	Total ($)
Jay L. Schottenstein	2012	$662,500	—	$225,172	$604,204	$755,950	—	—	$2,247,826
Executive Chairman of	2011	$626,923	—	$146,172	$456,945	$975,000	—	—	$2,205,040
the Board of Directors	2010	$500,000	$500,000	—	776,342	—	—	—	$1,776,342
Michael R. MacDonald	2012	$1,062,500	—	$768,880	$2,024,083	$1,221,150	—	$10,630	$5,087,243
President and Chief	2011	$1,000,000	—	$494,736	$1,532,585	$2,000,000	—	$10,733	$5,038,054
Executive Officer	2010	$992,308	$250,000	$455,031	$1,453,118	$2,000,000	—	$10,760	$5,161,217
Deborah L. Ferrée	2012	$996,250	—	$439,360	$1,170,645	$1,145,555	—	$10,630	$3,762,440
Vice Chairman and	2011	$929,615	—	$284,848	$885,583	$1,870,000	—	$10,733	$3,980,779
Chief Merchandising	2010	$892,308	—	$274,083	$874,562	$1,800,000	—	$10,760	$3,851,713
Officer
Douglas J. Probst	2012	$542,212	—	$153,776	$395,250	$497,764	—	$10,630	$1,599,632
Executive Vice President	2011	$511,154	—	$101,196	$309,348	$824,000	—	$10,729	$1,756,427
and Chief Financial Officer	2010	$486,923	—	$103,428	$320,448	$784,000	—	$10,735	$1,705,534
Harris Mustafa	2012	$632,096	—	$82,380	$211,471	$363,438	—	$10,630	$1,300,015
Executive Vice President,	2011	$588,692	—	$63,716	$192,079	$593,000	—	$10,733	$1,448,220
Supply Chain &	2010	$561,154	—	$68,952	$213,632	$565,000	—	$10,760	$1,419,498
Merchandise Planning & Allocation
_________________________________________

(1)
This column represents the bonus paid for Messrs. Schottenstein and MacDonald. Mr. Schottenstein received a discretionary bonus for fiscal year 2010 in the amount of $500,000. In 2010, Mr. MacDonald received $250,000, the second of two bonus payments agreed upon as part of his employment negotiations.

(2)
This column represents the grant date fair value of RSUs granted in each fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codifications Topic 718 (“ASC 718”). For RSUs, fair value is determined by multiplying the number of units granted by the closing price of DSW Class A Common Stock on the date of grant. For additional information on the valuation assumptions, refer to note 6 of DSW’s financial statements in the Form 10-K for the year ended February 2, 2013, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on awards made in fiscal 2012. The amounts reflected are for the fair value of RSUs granted and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

(3)
This column represents the grant date fair value of stock options granted in each fiscal year as well as prior fiscal years in accordance with ASC 718. DSW uses the Black-Scholes pricing model to value stock-based compensation expense. For additional information on the valuation assumptions, refer to note 6 of DSW’s financial statements in the Form 10-K for the year ended February 2, 2013, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on options granted in fiscal 2012. The amounts reflected are for the fair value of the stock options granted and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

(4)
This column represents the dollar amount awarded to each applicable Named Executive Officer pursuant to our Incentive Compensation Plan for fiscal 2012, 2011 and 2010. See the Compensation Discussion and Analysis above for information on the Plan.

The following table sets forth detail about the amounts reported for 2012 in the "All Other Compensation" column of the Summary Compensation Table above.

Name	401(k) Matching Contributions	Life Insurance Premium	Total
Michael R. MacDonald	$10,000	$630	$10,630
Deborah L. Ferrée	$10,000	$630	$10,630
Douglas J. Probst	$10,000	$630	$10,630
Harris Mustafa	$10,000	$630	$10,630

FISCAL YEAR 2012 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (2)
Name	Grant Date	Threshold	Target	Maximum			Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards (4)
Jay L. Schottenstein	3/27/2012	$325,000	$650,000	$975,000	4,282	24,723	$53.32	$829,376
Michael R. MacDonald	3/27/2012	$525,000	$1,050,000	$2,100,000	14,626	82,824	$53.32	$2,792,963
Deborah L. Ferrée	3/27/2012	$492,500	$985,000	$1,970,000	8,357	47,902	$53.32	$1,610,005
Douglas J. Probst	3/27/2012	$214,000	$428,000	$856,000	2,925	16,173	$53.32	$549,026
Harris Mustafa	3/27/2012	$156,250	$312,500	$625,000	1,566	8,653	$53.32	$293,851
_________________________________________

(1)	These columns represent potential payouts for fiscal 2012 under our ICP. See the Compensation Discussion and Analysis for a discussion of the performance-based criteria applicable for these awards.

(2)
Detailed in these columns is the number of shares underlying the restricted stock units and stock options granted March 27, 2012. Restricted stock units reflect dividend equivalent units with respect to the special cash dividend of $2.00 per share paid on October 26, 2012, the $0.15 quarterly dividend paid on March 30, 2012 and the $0.18 dividend paid on June 29, 2012 and September 28, 2012 and $0.36 dividend paid on December 28, 2012. The fair value of these dividend equivalent units is not reflected in the "Grant Date Fair Value of Stock and Option Awards" in the Summary Compensation Table above. Options amounts have been adjusted to reflect the special cash dividend of $2.00 per share that occurred during fiscal 2012. Restricted stock units vest 100% after four years and options vest ratably over five years on each of the first five anniversaries of the grant date.

(3)
DSW sets the exercise price of all stock options using the closing market price of its Common Shares on the date of grant. The grant price was subsequently adjusted for the special cash dividend of $2.00 per share that occurred during fiscal 2012.

(4)
Amounts reported in the “Grant Date Fair Value of Stock and Options Awards” column represent the aggregate grant date fair value of equity awards granted during the respective year. For additional information on the valuation assumptions, refer to note 6 of the DSW’s financial statements in the Form 10-K for the year ended February 2, 2013, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012
The following table provides information regarding outstanding equity awards held as of February 2, 2013 by each of the Named Executive Officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Jay L. Schottenstein	44,844	—		N/A	$25.86	9/7/2016	8,574	(9)	$579,174	N/A	N/A
	57,965	—		N/A	$39.88	4/5/2017
	—	20,088	(2)	N/A	$12.02	4/3/2018
	5,477	37,231	(6)	N/A	$24.75	3/24/2020
	4,861	19,443	(7)	N/A	$34.86	3/22/2021
	—	24,723	(8)	N/A	$53.32	3/27/2022
Michael R. MacDonald	—	69,688	(6)	N/A	$24.75	3/24/2020	47,962	(10)	$3,239,833	N/A	N/A
	—	65,213	(7)	N/A	$34.86	3/22/2021
	—	82,824	(8)	N/A	$53.32	3/27/2022
Deborah L. Ferrée	53,341	—		N/A	$17.67	6/28/2015	44,549	(11)	$3,009,285	N/A	N/A
	57,427	—		N/A	$39.88	4/5/2017
	33,984	16,992	(3)	N/A	$12.57	4/23/2018
	—	60,222	(4)	N/A	$9.30	4/1/2019
	27,961	41,942	(6)	N/A	$24.75	3/24/2020
	9,421	37,682	(7)	N/A	$34.86	3/22/2021
	—	47,902	(8)	N/A	$53.32	3/27/2022
Douglas J. Probst	72,107	—		N/A	$17.67	6/28/2015	18,985	(12)	$1,282,437	N/A	N/A
	24,949	—		N/A	$39.88	4/5/2017
	—	9,464	(2)	N/A	$12.02	4/3/2018
	—	33,552	(4)	N/A	$9.30	4/1/2019
	10,323	15,486	(5)	N/A	$24.67	3/23/2020
	3,291	13,162	(7)	N/A	$34.86	3/22/2021
	—	16,173	(8)	N/A	$53.32	3/27/2022
Harris Mustafa	—	6,452	(2)	N/A	$12.02	4/3/2018	12,896	(13)	$871,125	N/A	N/A
	1	24,088	(4)	N/A	$9.30	4/1/2019
	1	10,323	(5)	N/A	$24.67	3/23/2020
	—	8,173	(7)	N/A	$34.86	3/22/2021
	—	8,653	(8)	N/A	$53.32	3/27/2022
_________________________________________

(1)	Represents the closing share price of DSW Class A common stock on the last day of the fiscal year ($67.55) times number of shares not yet vested.

(2)	Remaining options vest on April 3, 2013.

(3)	Remaining options vest on April 23, 2013.

(4)	The remaining options vest ratably on April 1, 2013 and 2014.

(5)	The remaining options vest ratably on March 23, 2014 and 2015.

(6)	The remaining options vest ratably on March 24, 2014 and 2015.

(7)	The remaining options vest ratably on March 22, 2014, 2015 and 2016.

(8)	The remaining options vest ratably on March 27, 2014, 2015, 2016 and 2017.

(9)	Restricted stock units vest on March 22, 2015 (4,292), and March 27, 2016 (4,282).

(10)	Restricted stock units vest on March 24, 2014 (18,813), March 22, 2015 (14,523), and March 27, 2016 (14,626).

(11)	Restricted stock units vest on April 1, 2013 (16,500), March 24, 2014 (11,332), March 22, 2015 (8,360), and March 27, 2016 (8,357).

(12)	Restricted stock units vest on April 1, 2013 (8,797), March 23, 2014 (4,292), March 22, 2015 (2,971), and March 27, 2016 (2,925).

(13)	Restricted stock units vest on April 1, 2013 (6,601), March 23, 2014 (2,859), March 22, 2015 (1,870), and March 27, 2016 (1,566).

FISCAL YEAR 2012 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the exercise of stock options and the vesting of restricted stock units during the year ended February 2, 2013 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jay L. Schottenstein	99,700	$5,415,204	-	-
Michael R. MacDonald	175,681	$7,582,055	47,384	$2,723,632
Deborah L. Ferrée	135,957	$6,279,727	14,741	$828,297
Douglas J. Probst	67,725	$3,804,928	8,423	$471,604
Harris Mustafa	78,501	$1,905,624	5,265	$294,787

(1)	The number of shares acquired on exercise has been adjusted for the special cash dividend of $2.00 per share that occurred during fiscal 2012.
FISCAL YEAR 2012 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan	Executive Contributions in Last FY ($) (1)		DSW Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jay L. Schottenstein	DSW Inc. Nonqualified Deferred Compensation Plan	—		—	—	—	—
Michael R. MacDonald	DSW Inc. Nonqualified Deferred Compensation Plan	—		—	—	—	—
Deborah L. Ferrée	DSW Inc. Nonqualified Deferred Compensation Plan	—		—	—	—	—
Douglas J. Probst	DSW Inc. Nonqualified Deferred Compensation Plan	—		—	—	—	—
Harris Mustafa	DSW Inc. Nonqualified Deferred Compensation Plan	185,383	(2)	—	63,164	—	520,529

(1)	Amounts eligible to be deferred into the Nonqualified Deferred Compensation Plan are described in more detail in the Compensation Discussion and Analysis on page 26.

(2)	Amounts deferred are included in the Salary and Non-Equity Incentive Plan compensation columns presented in the Summary Compensation Table on page 29.

(3)	Aggregate earnings in the last fiscal year are not reflected in the 2012 Summary Compensation Table because the earnings were neither preferential nor above-market.
Potential Payments Upon Termination and Change in Control
Ms. Ferrée and Messrs. MacDonald, Probst and Mustafa have employment agreements with DSW that provide for limited payments and benefits following termination of their employment without “cause” or if the executive terminates employment for “good reason.” Additionally, our Equity Plan provides for acceleration of the vesting of outstanding equity awards upon a change in control for all Company associates, including the Named Executive Officers. Mr. Schottenstein does not have an employment agreement with us.
Employment Agreements with Ms. Ferrée and Messrs. MacDonald, Probst and Mustafa
Generally, pursuant to the Named Executive Officers' employment agreements, if DSW involuntarily terminates the officer’s employment without “cause” or if the officer voluntarily terminates employment for “good reason,” each of Ms. Ferrée and Messrs. MacDonald, Probst and Mustafa are entitled to receive:

(i)	salary continuation for a 12-month period based on the executive’s salary as of the date of termination;

(ii)	a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs;

(iii)	one year of accelerated vesting with respect to outstanding stock options and restricted stock units; and

(iv)	continuing health coverage for 12 months.

Also, pursuant to each officer’s employment agreement, if employment terminates as a result of death or disability, each of Ms. Ferrée and Messrs. MacDonald, Probst and Mustafa are entitled to receive a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs.

Each executive’s employment agreement also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.

For additional information about these employment agreements, see “Employment Agreements with Named Executive Officers" below.
Equity Plan
Pursuant to our Equity Plan and any applicable award agreement, termination by reason of death, disability or retirement (defined as termination after reaching age 65 and completing at least five years of employment) entitles each Named Executive Officer to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination.
Pursuant to the Equity Plan and any applicable award agreement, a change in control entitles all associates, including each Named Executive Officer, to receive accelerated vesting with respect to all equity awards that are not vested as of the date of the change in control.
Potential Termination and Change in Control Payments
The estimated value of the benefits described above are presented in the following table and are calculated as if the respective termination or change in control event occurred on February 1, 2013 and our stock price was $67.55, the closing market price of our Class A Common Shares on February 1, 2013, the last trading day of fiscal 2012, in case of termination and $68.35 in the case of change in control based on the calculation methodology specified in our Equity Plan. The salary continuation amounts below are based on each Named Executive Officer's salary as of the end of fiscal 2012. The actual amounts to be paid will only be determinable at the time of actual payment.

Named Executive Officer	Involuntary Termination Without Cause or Voluntary Termination for Good Reason (1) (6)	Involuntary Termination Because of Death or Disability (2)	Voluntary Termination Because of Retirement (2)	Change in Control(3)
Jay L. Schottenstein
Salary Continuation	—	—	—	—
Benefits Continuation	—	—	—	—
Accelerated Vesting of Equity	—	$4,275,547	$4,275,547	$4,356,735
Total	—	$4,275,547	$4,275,547	$4,356,735
Michael R. MacDonald
Salary Continuation (4)	$1,050,000	—	—	—
Benefits Continuation (5)	$5,652	—	—	—
Accelerated Vesting of Equity	$1,762,895	$9,532,878	$9,532,878	$9,707,058
Total	$2,818,547	$9,532,878	$9,532,878	$9,707,058
Deborah L. Ferrée
Salary Continuation (4)	$985,000	—	—	—
Benefits Continuation (5)	$2,832	—	—	—
Accelerated Vesting of Equity	$4,845,385	$11,160,024	$11,160,024	$11,323,816
Total	$5,833,218	$11,160,024	$11,160,024	$11,323,816
Douglas J. Probst
Salary Continuation (4)	$535,000	—	—	—
Benefits Continuation (5)	$8,114	—	—	—
Accelerated Vesting of Equity	$2,471,892	$5,086,824	$5,086,824	$5,157,094
Total	$3,015,006	$5,086,824	$5,086,824	$5,157,094
Harris Mustafa
Salary Continuation (4)	$625,000	—	—	—
Benefits Continuation (5)	$7,909	—	—	—
Accelerated Vesting of Equity	$1,744,694	$3,465,488	$3,465,488	$3,511,639
Total	$2,377,603	$3,465,488	$3,465,488	$3,511,639
_________________________________________

(1)
The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options and restricted stock units that otherwise would have vested during the one year following the Named Executive Officer’s date of termination.

(2)
The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options and restricted stock units that would vest immediately upon the Executive’s date of death, disability or retirement.

(3)
The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all unvested stock options and restricted stock units that would vest immediately upon the change in control date based on the change in control price, which is represented by the highest closing stock price within 30 days of the fiscal year end.

(4)	The amount reported reflects the continued payment of base salary for a period of 12 months at the rate in effect on the Executive’s date of termination.

(5)
The amount reported reflects the cost of maintaining health care coverage for a period of 12 months at the coverage level in effect as of the Executive’s date of termination. The cost of maintaining health care coverage is calculated as the difference between (i) the company’s cost of providing the benefits and (ii) the amount the Executive paid for such benefits as of the Executive’s deemed date of termination.

(6)	Mr. Mustafa's employment agreement does not contain a "Good Reason" termination clause.

Employment Agreements with Named Executive Officers
Mr. Schottenstein
We have not entered into an employment agreement with Mr. Schottenstein, our Executive Chairman of the Board. Mr. Schottenstein was appointed to this position in March 2005. Effective January 30, 2011, Mr. Schottenstein participates in our ICP with a target bonus opportunity of 100% of base salary and a maximum annual bonus opportunity of 150% of base salary.
Mr. MacDonald
We entered into an employment agreement with Mr. MacDonald, our President and Chief Executive Officer, in March 2009. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of February 2, 2013, Mr. MacDonald’s base salary was $1,050,000. The agreement also provides for Mr. MacDonald’s participation in our 401(k) Plan and welfare benefit plans.
Ms. Ferrée
We entered into an employment agreement with Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, in November 2004. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of February 2, 2013, Ms. Ferrée’s base salary was $985,000, which is to be increased annually by a minimum of 2.5% over the previous year’s base salary. The agreement also provides for Ms. Ferrée’s participation in our 401(k) Plan and welfare benefit plans.
Mr. Probst
We entered into an employment agreement with Mr. Probst, our Executive Vice President and Chief Financial Officer, in March 2005. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of February 2, 2013, Mr. Probst’s base salary was $535,000. The agreement also provides for Mr. Probst’s participation in our 401(k) Plan and welfare benefit plans.
Mr. Mustafa
We entered into an employment agreement with Mr. Mustafa, our Executive Vice President, Supply Chain and Merchandise Planning and Allocation, in July 2006. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of February 2, 2013, Mr. Mustafa’s base salary was $625,000. The agreement also provides for Mr. Mustafa’s participation in our 401(k) Plan and welfare benefit plans.
Compensation Committee Review of the Relation of Compensation Design to Risk
The Compensation Committee has reviewed the design and operation of our compensation policies and practices, including incentive compensation arrangements for our Named Executive Officers and for all employees. The Compensation Committee has determined that the Company’s compensation policies and practices do not encourage our employees to take unnecessary or inappropriate risks that could reasonably be expected to materially threaten our value. Several factors contributed to this assessment, including the following:

•	The Compensation Committee reviews the quality of our earnings prior to approving incentive payments;

•
We provide a significant percentage of compensation based on performance, which is in turn based on annual and long-term incentives that require sustained value creation over several years to earn target incentives;

•	For cash incentive payments made under our ICP, the Compensation Committee provides a maximum payout of 200% of target;

•	We use the same financial metric—historically net income—to determine annual incentive payouts for all home office bonus eligible associates;

•
Certain payments to our Named Executive Officers are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws and such noncompliance is a result of misconduct; and

•
The Compensation Committee has the discretion to adjust incentive payments based on (i) key performance indicators that have a long-term financial impact, and (ii) an assessment of whether results are consistent with our values.

Compensation of Directors
Our Compensation Committee reviews director compensation and makes recommendations to our Board of Directors regarding director compensation.
Our current director compensation policies provide that each director who does not otherwise receive compensation from DSW will receive:

•	An annual cash retainer of $55,000;

•	An annual equity retainer of $110,000; and

•	An additional annual retainer for committee service for each committee on which such director serves (provided that the committee chairs do not receive such additional retainer) as follows:

•	Audit Committee — $15,000

•	Compensation Committee — $11,500

•	Nominating and Corporate Governance Committee — $10,000

•	Technology Committee — $10,000
The annual retainers are paid as follows:

•	The annual cash retainer and the additional annual retainer for committee service are payable in quarterly installments on the last day of each fiscal quarter; and

•
The annual equity retainer is payable on the date of each annual meeting of the shareholders for the purpose of electing directors, determined by dividing the amount of the retainer by the share price of our Class A Common Shares on the grant date.

Directors do not receive any additional compensation for attending board meetings or board committee meetings. However, the chairmen of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Technology Committee each receive an additional $35,000, $25,000, $30,000, and $25,000 in cash or stock units (as they may elect) per year, respectively. During fiscal 2012, the Board increased the compensation of the Nominating and Corporate Governance Committee chair from $20,000 to $25,000. We pay this compensation on a quarterly basis. All members of our Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors and its committees.
Non-management directors may elect to have any of the cash portion of their compensation paid in the form of stock units in lieu of cash.
Stock units issued to a director are fully vested on the date of grant. Beginning in calendar year 2012, the director may elect to have the stock units distributed (i) 30 days following the grant date, (ii) at a specified future date more than 30 days following the grant date, or (iii) when the director leaves the Board (for any reason). Stock units are settled in DSW Class A Common Shares (with cash for any fractional shares), unless the director’s award agreement provides for a cash settlement. The stock units are settled in a lump sum.
Directors have no voting rights in respect to the stock units, but they will have the power to vote the DSW Class A Common Shares received upon settlement of the award. In general, directors have equivalent rights to receive dividends paid on DSW Class A Common Shares. Each director is “credited” with the same dividend that would be issued if the stock unit was a DSW Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s stock unit award is settled.

FISCAL YEAR 2012 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Henry L. Aaron	$64,618	$110,000	—	—	—	—	$174,618
Elaine J. Eisenman	$73,677	$110,000	—	—	—	—	$183,677
Carolee Friedlander	$73,677	$110,000	—	—	—	—	$183,677
Joanna T. Lau	$93,118	$110,000	—	—	—	—	$203,118
Roger Markfield (2)	—	$164,715	—	—	—	—	$164,715
Philip B. Miller	$98,118	$110,000	—	—	—	—	$208,118
James O'Donnell	$24,464	$82,561	—	—	—	—	$107,025
James D. Robbins	$30,581	—	—	—	—	—	$30,581
Joseph A. Schottenstein (3)	—	—	—	—	—	—	—
Harvey L. Sonnenberg	$92,177	$110,000	—	—	—	—	$202,177
Allan J. Tanenbaum (4)	—	$201,236	—	—	—	—	$201,236
_________________________________________

(1)
Each director (other than Mr. Robbins) who is not an employee of DSW and who does not otherwise receive compensation (including severance) from DSW was granted stock units on June 14, 2012 (or in the case of Mr. O’Donnell, on September 12, 2012 upon his election to the Board). Mr. Robbins was not granted stock units since he left the Board of Directors on June 14, 2012. The amounts reported in the “Stock Awards” column represent the full grant date fair value for financial statement reporting purposes, as provided by ASC 718. Messrs. Markfield, Tanenbaum and Sonneberg and Ms. Friedlander elected to have the shares distributable within 30 days of the grant date. The remaining directors have elected to settle the units upon leaving the board.

(2)	Beginning in the first quarter of fiscal 2008, Mr. Markfield elected to receive payment of all fees in the form of stock awards.

(3)	Mr. Joseph A. Schottenstein joined the board effective December 19, 2012. He will earn compensation beginning in the 2013 fiscal year.

(4)	Beginning in calendar year 2012, Mr. Tanenbaum elected to receive payment of all fees in the form of stock awards.

As of February 2, 2013, the directors held the following number of stock units:

Name	Number of Stock Units Outstanding as of February 2, 2013
Henry L. Aaron	4,196
Elaine J. Eisenman	20,313
Carolee Friedlander	25,295
Joanna T. Lau	19,108
Philip B. Miller	27,820
James O'Donnell	1,341
Harvey L. Sonnenberg	23,148
Allan J. Tanenbaum	36,287

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

At the Company's 2011 annual meeting of shareholders, our shareholders voted to hold an advisory vote on executive compensation every year. Consistent with that vote, the Board resolved to hold an advisory "say-on-pay" vote every year in connection with its annual meeting of shareholders. At the 2012 annual shareholder meeting, a substantial majority of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Compensation Committee viewed the vote as a strong expression of our shareholders' general satisfaction with the Company's current executive compensation programs. As a result, the Compensation Committee decided that it was not necessary to implement changes to our executive compensation programs.
The Company asks that you indicate your approval of the compensation paid to our named executive officers as described in this Proxy Statement under Compensation Discussion and Analysis, compensation tables and narratives included elsewhere in this Proxy Statement.
Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
As described in the Compensation Discussion and Analysis, the Company’s objectives for its executive compensation program are as follows:

•	Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term success;

•	Reward executives for delivering superior performance; and

•	Create a strong link among the interests of shareholders, DSW’s financial performance and the total compensation of executives, and align executive incentives with shareholder value creation.
Based on the objectives described above, the Committee has structured DSW’s executive compensation programs primarily to motivate executives to achieve the business goals established by DSW and reward executives for meeting business goals and delivering superior performance as measured against those business goals.
For the reasons discussed above and in this Proxy Statement, the Board of Directors recommends that shareholders vote to approve the following resolution:
“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is approved.”
Vote Required
Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case broker non-votes are disregarded and have no effect on the outcome of the vote. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” the proposal.
Your Board of Directors unanimously recommends a vote “FOR” the approval of the resolution relating to the compensation of our named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
Prior to the completion of our initial public offering in July 2005, we were operated as a wholly-owned subsidiary of Retail Ventures. In fiscal 2011, Retail Ventures merged with and into DSW MS LLC (“Merger Sub”), with Merger Sub surviving the Merger and continuing as a wholly owned subsidiary of DSW.
As of March 15, 2013, Jay L. Schottenstein, the Executive Chairman of DSW, beneficially owned approximately 0.2 million of DSW Class A Common Shares and approximately 9.0 million of DSW Class B Common Shares. Mr. Schottenstein serves as chairman of SSC and other affiliated entities of SSC. For fiscal 2012, we paid approximately $21.1 million in total fees, rents and expenses to SSC and its affiliates.
In the ordinary course of business, we have entered into a number of agreements with SSC and its affiliates relating to our business and our relationship with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. In the event that we desire to enter into any agreements with SSC or any of our directors, officers or other affiliates in the future, in accordance with Ohio law, any contract, action or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee or officer or has a financial or personal interest, will either be approved by the shareholders, a majority of the disinterested members of our Board of Directors or a committee of our Board of Directors that authorizes such contracts, action or other transactions or must be fair to us as of the time our directors, a committee of our directors or our shareholders approve the contract, action or transaction. In addition, any transactions with directors, officers or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other Securities and Exchange Commission rules and regulations, as well as to our written related party transaction policy described below.
Procedures for Review of Related Party Transactions
In June 2006, our Board of Directors approved a written related party transaction policy which gives our Audit Committee the power to approve or disapprove potential related party transactions, arrangements or relationships between us and a related person, as described below. The related party transaction policy was amended in March 2007 and a copy of the policy can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. The related party transaction policy provides for the review, approval or ratification of any “related person transaction” that we are required to report under this section of the proxy statement.
For purposes of this policy, a “related person transaction” is any transaction which is currently proposed or has been in effect at any time since the beginning of the last fiscal year, in which the Company or any of its subsidiaries, was, or is proposed to be, a participant, and in which any of the following persons (each, a “related person”) has or will have a direct or indirect material interest:

(1)	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, director nominee or executive officer of the Company;

(2)	a shareholder of the Company who owns more than five percent (5%) of any class of the Company’s voting securities;

(3)	a member of the immediate family of any person described in (1) or (2) above; and

(4)	an entity in which any person described in (1), (2) or (3) above has a greater than ten percent (10%) equity interest.
In determining whether to approve a related person transaction, the Audit Committee considers the following factors, to the extent relevant:

•	Is the transaction in the normal course of the Company’s business?

•	Are the terms of the transaction fair to the Company?

•
Are the terms of the transaction commercially reasonable? Are the terms of the transaction substantially the same as the terms that the Company would be able to obtain in an arm’s-length transaction with an unrelated third party?

•	Has the Company obtained an independent appraisal or completed a financial analysis of the transaction? If so, what are the results of such appraisal or analysis?

•	Is the transaction in the best interests of the Company? The Company’s shareholders?

•	Would the transaction impair a director’s independence in the event that the related person is an independent director?
Based on an analysis of these factors (and other additional factors that the Audit Committee may deem relevant based on the circumstances), the Audit Committee takes formal action to either approve or reject the related person transaction.

Acquisition of Corporate Headquarters and Columbus Distribution Center
Aircenter Purchase. On October 31, 2012, we entered into a purchase agreement with affiliates of SSC to purchase our corporate headquarters, our 700,000 square foot warehouse and distribution center, and our trailer parking lot located on our main campus in Columbus, OH (the "Acquisition"). We paid an aggregate of $72 million for these properties, subject to credits and adjustments as provided in the agreement. Previously, we had leased approximately two-thirds of the acquired property from SSC affiliates, which leases were terminated with the completion of the Acquisition (as described below).

Cost Sharing Agreement. On November 1, 2012, in connection with the completion of the Acquisition, we entered into a cost sharing agreement with an SSC affiliate pursuant to which we agreed to contribute $3 million to the cost of replacing the roof of a building acquired in the Acquisition.

Management Agreement. On November 1, 2012, we entered into a management agreement (the “Management Agreement”) with Schottenstein Property Group, LLC (“SPG”), an affiliate of SSC, pursuant to which SPG will provide management, operation, repair, maintenance, replacement, and supervision services with respect to the properties that are the subject of the Management Agreement, collect rent from other tenants, and provide other landlord services with respect to such tenants. SPG previously managed the properties prior to the Acquisition. As compensation, DSW pays SPG 4% of rents collected from lessees of certain portions of the properties, plus reimbursement for certain costs pursuant to the Management Agreement. Under this agreement, we incurred approximately $22,000 of expense for fiscal 2012. Joseph Schottenstein, a member of the DSW Board of Directors, is an executive officer of SPG.

SB Capital Lease. Prior to the Acquisition, certain portions of the purchased property were leased to third-party tenants. One of these tenants is SB Capital, which is an affiliate of SSC. In connection with the Acquisition, we assumed the role of landlord to the lease with SB Capital. The lease with SB Capital expires in March 2017 and has one renewal option with a term of five years. Under this agreement, we received approximately $60,000 in rent for fiscal 2012.
Leases and Subleases
Warehouse and Distribution facility. Until the Acquisition, we previously leased our approximately 700,000 square foot warehouse and distribution facility in Columbus, Ohio from an affiliate of SSC. Under this agreement, we incurred approximately $2.1 million of expense for fiscal 2012 (includes rent, real estate taxes, and CAM). In connection with the Acquisition, this lease was terminated in November 2012.
Corporate Office. Until the acquisition, we previously leased our corporate headquarters in Columbus, Ohio from an affiliate of SSC. Under this agreement, we incurred approximately $1.0 million of expense for fiscal 2012 (includes rent, real estate taxes, and CAM). In connection with the Acquisition, this lease was terminated in November 2012.
Fulfillment Center. In fiscal 2007, we entered into a lease for a new fulfillment center for dsw.com adjacent to our existing home office in Columbus, Ohio. The landlord is an affiliate of SSC. The lease expires in September 2017 and has two renewal options with terms of five years each. Under this agreement, we incurred approximately $1.9 million of expense for fiscal 2012 (includes rent, real estate taxes, and CAM).
Utilities. In connection with our former leases for the warehouse and distribution center, corporate office, and current lease for the fulfillment center (described above), we incurred approximately $1.3 million of expense related to the payment of utilities to the landlords in fiscal 2012. The landlords of these facilities are affiliates of SSC.
DSW stores. As of February 2, 2013, we leased or subleased 22 DSW stores from affiliates of SSC. We incurred approximately $9.1 million of rent and approximately $2.1 million of other expense (real estate taxes, maintenance and insurance) related to these leases for fiscal 2012. In addition to base rent, for each lease, we also (a) pay percentage rent equal to approximately 2% annually of gross sales that exceed specified breakpoints that increase as the minimum rent increases and (b) pay a portion of expenses related to maintenance, real estate taxes and insurance. These leases have terms expiring between October 2015 and January 2023 and generally have at least three renewal options of five years each.

Luxury Goods Partnership
In fiscal 2012, we entered into an agreement with SB Capital, an SSC affiliate, to run five pop-up stores to sell luxury inventory for a limited time beginning in fiscal 2013. Under this agreement, SB Capital will manage all distribution, store operations, reporting and other management for these stores. In return, we pay SB Capital 2% of net sales and 10% of profits. We will also be responsible for all expenses incurred. For fiscal 2012, we incurred approximately $0.2 million of expense under this agreement, which relates primarily to pass-through expense.
Agreement for Media Services
We receive media services for our stores from Retail Entertainment Design (RED), an affiliate of SSC. The agreement provides for media services such as digital music, video services, and other related services. For fiscal 2012, we paid approximately $1.0 million to RED.
Corporate Services Agreement with SSC
We receive services from SSC pursuant to a Corporate Services Agreement between us and SSC. The agreement sets forth the costs of shared services, including specified legal, travel expense, and administrative services. For fiscal 2012, our allocated portion of the amount we paid to SSC was in an amount immaterial to the financial statements.
Registration Rights Agreements
We entered into a registration rights agreement with SSC and its affiliated companies, under which we agreed to register in specified circumstances the Class B Common Shares that they hold. Under this agreement, SSC (together with transferees of at least 15% of its interest in registrable DSW Common Shares) may request up to three demand registrations. The agreement will also grant SSC the right to include these Class A Common Shares in an unlimited number of other registrations of any of our securities initiated by us or on behalf of our other shareholders (other than a demand registration made under the agreement).
Warrants and Investments
Warrants. Prior to completion of our initial public offering in July 2005, and in connection with a release from certain loans, Retail Ventures issued to SSC warrants to purchase 1,388,752 common shares of Retail Ventures at a purchase price of $4.50 per share, subject to adjustment. Effective May 30, 2008, Schottenstein RVI acquired from SSC term loan warrants to purchase an aggregate 1,388,752 of Retail Ventures common shares, subject to adjustment.
In the Merger, Merger Sub assumed by operation of law, as of the effective time of the Merger, the warrants. Following the effective time of the Merger, the right to exercise such warrants for DSW Class A or Class B Common Shares continued in accordance with the terms of the warrants. Following the effective time of the Merger, the outstanding warrant owned by Schottenstein RVI represented the right to purchase 753,185 DSW Class A or Class B Common Shares. The per share exercise price of each warrant was $10.3448. On March 14, 2012, Schottenstein RVI exercised 411,963 of the warrants. On May 31, 2012, Schottenstein RVI exercised the remaining 341,222 warrants. As of the end of fiscal 2012, we had settled all of our outstanding warrants.
Taryn Rose. In January 2010, we invested approximately $1.2 million into an entity that purchased certain assets of Taryn Rose, a luxury comfortable shoe brand. In exchange for our $1.2 million investment, we received a 19.9% interest in the entity. The 80.1% owner of the entity is an affiliate of SSC. In January 2013, we sold our interest in Taryn Rose to a third party for approximately $1.2 million, an amount equal to our investment at that time.

Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions
SSC is engaged in the same or similar activities or lines of business as we are and has interests in the same areas of corporate opportunities. Summarized below are provisions in our amended articles of incorporation that govern conflicts, corporate opportunities and related party transactions.
Conflicts / Competition. SSC and its affiliates have the right to engage in the same businesses as we do, to do business with our suppliers and customers and to employ any of our officers or employees.
Corporate Opportunities. In the event that SSC or any director or officer of SSC who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for SSC, our amended articles of incorporation provide:

•
If SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.

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If one of our directors or officers who is also a director or officer of SSC learns about a corporate opportunity, he or she shall not be liable to us or to our shareholders if SSC pursues the corporate opportunity for itself, directs it elsewhere or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:

•
If the corporate opportunity is offered to one of our officers who is also a director but not an officer of SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in his or her capacity as a director of SSC, in which case it belongs to SSC.

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If the corporate opportunity is offered to one of our directors who is not an officer of DSW, and who is also a director or officer of SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in his or her capacity as our director.

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If the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of SSC, it belongs to us only if it is expressly offered to the officer in writing solely in his or her capacity as our officer or director.

Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with SSC, our directors, directors of SSC or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:

•
the relationship or interest is disclosed or is known to the Board of Directors or the committee approving the contract or transaction, and the Board of Directors or committee, in good faith reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;

•
the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the Company held by persons not interested in the contract or transaction; or

•	the contract or transaction is fair at the time it is authorized or approved by the Board of Directors, a committee of the board of directors, or the shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
We engaged Deloitte & Touche LLP as our independent registered public accountants to audit our consolidated financial statements for fiscal 2012. Services provided by Deloitte & Touche LLP for each of fiscal 2012 and fiscal 2011 and the related fees are described under the caption “Audit and Other Service Fees” of this proxy statement. Our Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors, and has the sole responsibility to retain and replace our independent auditor.
We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER MATTERS
Shareholder Proposals Pursuant to Rule 14a-8
In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2014, a shareholder proposal in compliance with Rule 14a-8 of the Exchange Act must be received by DSW no later than December 18, 2013. Written requests for inclusion should be addressed to: Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219. It is suggested that you mail your proposal by certified mail, return receipt requested.
Shareholder Proposals Other Than Pursuant to Rule 14a-8
In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Corporate Secretary at the above address by March 3, 2014. Our Code of Regulations also provides that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a shareholder of record entitled to vote who sends notice to our Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year’s annual meeting of shareholders. Any nomination by a shareholder must comply with the procedures specified in our Code of Regulations. To be eligible for consideration at the 2014 Annual Meeting, any nominations for director must be received by our Corporate Secretary between March 7, 2014 and April 6, 2014. This advance notice period is intended to allow all shareholders an opportunity to consider any nominees expected to be considered at the meeting.
Shareholder Communications to the Board of Directors
Shareholders and interested parties may communicate with the Board of Directors (including the non-management directors as a group) or individual directors directly by writing to the directors in care of our Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the respective directors.
General Information
A COPY OF THE FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 2, 2013 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, 810 DSW DRIVE, COLUMBUS, OHIO 43219.
Management knows of no other business which may be properly brought before the 2013 Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the form of proxy to vote such proxy in accordance with their best judgment on such matters.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE AND SUBMIT YOUR PROXY.

By Order of the Board of Directors

William L. Jordan
Secretary

DSW INC.
810 DSW Drive, Columbus, Ohio 43219
____________________________
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — JUNE 5, 2013
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of DSW Inc. (the “Company”) hereby appoints Douglas J. Probst and William L. Jordan, or any one of them, as attorneys and proxies with full power of substitution to each, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s corporate offices, 810 DSW Drive, Columbus, Ohio 43219, on Wednesday, June 5, 2013 at 11:00 a.m. Eastern Daylight Time, and at any postponement or adjournments thereof, with all of the powers such undersigned shareholder would have if personally present, for the following purposes:
The Board of Directors recommends a vote FOR the election of directors below:
1. Election of the following Class III Directors:
Henry L. Aaron
Elaine J. Eisenman
Joanna T. Lau
Joseph A. Schottenstein
☐ FOR ALL NOMINEES            ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL NOMINEES EXCEPT (See instructions below)
     (Instruction: To withhold authority for one or more specific nominees, write such nominee(s)
     name here: ___________________________________________________.)
The Board of Directors recommends a vote FOR the election of the director below:
2. Election of the following Class II Director:
James O'Donnell
☐ FOR NOMINEE            ☐ WITHHOLD AUTHORITY FOR NOMINEE
The Board of Directors recommends a vote FOR the following proposal:
3. To approve, by non-binding vote, executive compensation.
☐ FOR                                  ☐ AGAINST                                   ☐ ABSTAIN
The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.
THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS (ITEM 1), FOR THE ELECTION OF THE NOMINEE TO THE BOARD OF DIRECTORS (ITEM 2), AND FOR ITEM 3 TO APPROVE EXECUTIVE COMPENSATION.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated April 17, 2013, and the proxy statement of the Company. Any proxy heretofore given to vote said shares is hereby revoked.
PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN PROMPTLY.

Dated: _____________________, 2013
_______________________________

Signature

Signature

Signature(s) shall agree with the name(s) printed on this Proxy. If shares are registered in two names, both shareholders should sign this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the shareholder is a corporation, please sign in full corporate name by an authorized officer. If the shareholder is a partnership or other entity, please sign that entity’s name by authorized person. (Please note any change of address on this Proxy.)